Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among:

Einride AB (publ),
a public limited liability company organized under the laws of Sweden;

Einride FUSE Merger Sub, Inc.,
a Delaware corporation;

Flipturn, Inc.,
a Delaware corporation; and

Shareholder Representative Services LLC,

as Stockholder Representative

Dated as of July 16, 2026

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is made and entered into as of July 16, 2026, by and among: Einride AB (publ), a public limited liability company organized under the laws of Sweden (“Parent”); Einride FUSE Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); Flipturn, Inc., a Delaware corporation (the “Company”); and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the representative, agent and attorney-in-fact of the Company Stockholders (the “Stockholder Representative”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Exhibit A attached hereto.

Recitals

A.	Parent and the Company desire to enter into a business combination as contemplated by this Agreement.

B.	Parent and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly-owned subsidiary of Parent.

C.	The board of directors of the Company (the “Company Board”) has unanimously, upon the terms and subject to the conditions set forth herein, (a) determined that this Agreement is advisable, (b) determined that this Agreement and the Contemplated Transactions, including the Merger, are fair to and in the best interests of the Company and the Company Stockholders, (c) approved this Agreement and the Contemplated Transactions, including the Merger and (d) determined to recommend that the Company Stockholders adopt this Agreement and approve each of the Contemplated Transactions, including the Merger.

D.	The respective board of directors of Parent and Merger Sub has unanimously, upon the terms and subject to the conditions set forth herein, (a) determined that this Agreement is advisable, (b) determined that this Agreement and the Contemplated Transactions, including the Merger, are fair to and in the best interests of Merger Sub and its sole stockholder, (c) approved this Agreement and the Contemplated Transactions, including the Merger and (d) determined to recommend that the sole stockholder of Merger Sub approve each of the Contemplated Transactions, as applicable.

E.	Concurrently with the execution of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, has executed and delivered to the Company an action by written consent evidencing the adoption of this Agreement by Parent and the approval by Parent of the Contemplated Transactions, including the Merger.

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F.	Immediately following the execution and delivery of this Agreement, the requisite Company Stockholders by written consent and in accordance with the Company’s certificate of incorporation, the Company’s bylaws and the DGCL shall have each (i) approved and adopted this Agreement and the Contemplated Transactions, (ii) acknowledged that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a true and correct copy of which was attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL and (iii) acknowledged that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL (the “Stockholder Written Consent”), and the Stockholder Written Consent is to become effective by its terms immediately following the execution of this Agreement by the parties hereto.

G.	For U.S. federal income Tax purposes, Parent, Merger Sub and the Company intend that (1) the Merger satisfy the definition of a “reorganization” set forth in Section 368(a) of the Code, (2) the Merger not result in the recognition of gain under Section 367(a)(1) of the Code by any Company Stockholder (other than any Company Stockholder that is a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Parent immediately following the Merger or that held Parent Ordinary Shares or Parent ADSs immediately prior to the Merger) (clauses (1) and (2) collectively the “Intended Tax Treatment”), and (3) that this Agreement will constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), and that Parent, Merger Sub and the Company will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

Agreement

In consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

MERGER TRANSACTION

Section 1.1 Closing. The closing of the Merger (the “Closing”) shall take place in New York City at the offices of BakerHostetler, 45 Rockefeller Center, New York, NY, 10111 at 9:00 a.m., Eastern time, on the third Business Day after the date the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Law, waiver of such conditions by the party or parties entitled to the benefit thereof at the Closing) have been satisfied or, to the extent permitted by Law, waived by the party or parties entitled to the benefit thereof, or at such other time, date and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 1.2 The Merger.Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. As a result of the Merger, the Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.3 Effective Time. Contemporaneously with the Closing, the parties hereto shall cause the Merger to be effected by filing a certificate of merger (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, in accordance with the terms and conditions of the DGCL. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time which the parties hereto shall have agreed and designated in the Certificate of Merger as the effective time of the Merger (the “Effective Time”).

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Section 1.4 Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation and Bylaws. The certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation in the Merger as of the Effective Time, and the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation in the Merger as of the Effective Time until amended in accordance with applicable Law.

Section 1.6 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

ARTICLE II
CONVERSION OF SHARES AND MERGER CONSIDERATION

Section 2.1 Conversion and Cancellation of Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of Company Capital Stock or common stock of Merger Sub:

(a) Each share of Company Capital Stock (other than any Cancelled Shares and Dissenting Shares) that is issued and outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and extinguished and shall be converted automatically into the right to receive:

(i) at the Closing, a number of Parent Ordinary Shares represented by Parent ADSs equal to the Applicable Exchange Ratio for the applicable class or series of Company Capital Stock, as set forth in the Spreadsheet based on the Closing Merger Consideration, which shall be calculated based on the Parent ADS Price. Such Parent Ordinary Shares represented by Parent ADSs will be considered to be paid when such Parent ADSs have been issued by Parent in accordance with Section 2.6 and receipt of ADSs will occur without undue delay once they are registered with the Swedish Companies Registration Office and deposited with the Depositary;

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(ii) any additional Parent Ordinary Shares represented by Parent ADSs issuable pursuant to Section 2.10, subject to applicable corporate approvals; and

(iii) any Earnout Consideration payable to the holder of such share pursuant to Section 2.11, which shall be paid in Parent Ordinary Shares represented by Parent ADSs, subject to applicable corporate approvals, in an amount equal to such holder’s Pro Rata Portion of such Earnout Consideration.

(b) Each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, shall not be cancelled and shall instead be assumed by Parent and converted into an option to acquire Parent Ordinary Shares represented by Parent ADSs (each, an “Assumed Option”), on the following terms:

(i) each Assumed Option shall relate to that number of Parent Ordinary Shares represented by Parent ADSs equal to the product of (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (B) the Common Exchange Ratio, rounded to the nearest whole Parent Ordinary Share represented by a Parent ADS;

(ii) the exercise price (per ADS) of an Assumed Option shall be equal to the quotient obtained by dividing (A) the exercise price (per share of Company Common Stock) of the related Company Option immediately prior to the Effective Time by (B) the Common Exchange Ratio, rounded up to the nearest whole cent;

(iii) except as specifically provided in this Section 2.1(b), each Assumed Option shall continue to be subject to substantially the same terms and conditions (including vesting, exercisability and expiration provisions) as were applicable to the corresponding Company Option immediately prior to the Effective Time; and

(iv) Parent and Company shall take all actions reasonably necessary to effect the assumption of the Company Options pursuant to this Section 2.1(b), including adopting such amendments to the Company Equity Plan as may be necessary to permit the assumption of the Company Options and the issuance of Parent ADSs upon exercise thereof. The assumption and conversion of the Company Options pursuant to this Section 2.1(b) shall be effected in a manner intended to comply with Section 409A of the Code and, to the extent applicable, Section 424 of the Code.

After the Effective Time, each Company Option shall cease to represent a right to acquire Company Common Stock and shall only represent the right to acquire the applicable number of Parent ADSs in accordance with this Section 2.1(b). For the avoidance of doubt, no Company Optionholder, solely in such Company Optionholder’s capacity as a holder of Company Options, shall have any right to receive any portion of the Holdback Amount, any Excess Amount, any Earnout Consideration, or any other amount payable pursuant to Section 2.10 or Section 2.11, and no Company Optionholder, solely in such capacity, shall have any obligation to pay, reimburse, or contribute to any Deficiency Amount, or other post-Closing adjustment under Section 2.10.

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(c) Each share of Company Capital Stock held by the Company or Parent immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof or the right to receive any consideration therefor (such shares, the “Cancelled Shares”).

(d) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(e) Notwithstanding anything to the contrary in this Section 2.1:

(i) A portion of the aggregate consideration otherwise payable to the Company Stockholders at the Closing equal to the Holdback Amount shall be withheld by Parent and held in accordance with Section 2.10 (Post-Closing Cash Adjustment).

(ii) A portion of the aggregate consideration otherwise payable to the Company Stockholders at the Closing equal to the Stockholder Representative Expense Fund Amount shall be delivered to the Stockholder Representative (or to an account designated by the Stockholder Representative) to be held and used by the Stockholder Representative in accordance with Section 9.12 (Stockholder Representative) in connection with its duties under this Agreement.

(iii) In addition to the amounts described in clauses (i) and (ii) above, Parent shall be entitled to withhold from the aggregate consideration otherwise payable to the Company Stockholders at the Closing an amount equal to: (A) any unpaid Indebtedness of the Company as of immediately prior to the Closing (including any accrued but unpaid interest and prepayment premiums, or other amounts payable in connection with the repayment thereof); and (B) any unpaid Transaction Expenses that are not included in Indebtedness. Parent shall apply any amounts so withheld to pay such Indebtedness and Transaction Expenses promptly following the Closing.

Section 2.2 Book-Entry Security Entitlements. Each Parent ADS issuable hereunder, or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall be issued in the form of a book-entry security entitlement on the books of the Depositary.

Section 2.3 Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no further registration of transfers of shares of Company Capital Stock shall be made thereafter. From and after the Effective Time, the holders of certificates or book-entry shares representing shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, any such certificate is presented to Parent, it shall be canceled and exchanged as provided in this Agreement.

Section 2.4 Adjustments. In the event of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into share capital), reorganization, reclassification, combination, recapitalization or other dilutive change with respect to Parent Ordinary Shares occurring after the date hereof, all references in this Agreement to specified numbers of shares (or stock prices or any per share dollar amounts, including the Parent ADS Price) of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or stock prices or other per share dollar amounts therefor, including the Parent ADS Price) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such share split, reverse share split, share dividend, reorganization, reclassification, combination, recapitalization or other dilutive change.

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Section 2.5 Calculations. Notwithstanding anything in this Agreement to the contrary:

(a) The number of whole Parent Ordinary Shares represented by Parent ADSs that each Company Stockholder shall be entitled to receive in any distribution pursuant to Section 2.1(a), after giving effect to the Applicable Exchange Ratio for each class or series of Company Capital Stock held by such Company Stockholder as set forth in the Spreadsheet, shall be rounded to the nearest whole Parent Ordinary Share and shall be set forth in the Spreadsheet.

(b) Parent and the Surviving Corporation shall be entitled to conclusively rely upon the Company’s calculations as set forth in the Spreadsheet as the method of determining the consideration payable to each Company Stockholder pursuant to Section 2.1; provided that, in the event of a manifest mathematical or clerical error in such calculations, Parent or the Surviving Corporation may notify the Company and the Company shall have five (5) Business Days to correct such error, and any corrected calculation shall be binding on all parties. For the avoidance of doubt, no payment or other consideration shall be made or provided by Parent or the Surviving Corporation in respect of any fractional Parent ADS that would otherwise be issuable.

(c) The Spreadsheet shall set forth, for each Company Stockholder, the class or series of Company Capital Stock held by such Company Stockholder, the Applicable Exchange Ratio for each such class or series, the number of Parent Ordinary Shares represented by Parent ADSs issuable in respect of such shares at the Closing, and such Company Stockholder’s Pro Rata Portion calculated by reference to the aggregate Parent Ordinary Shares represented by Parent ADSs issuable to all Company Stockholders pursuant to Section 2.1(a) after giving effect to the Applicable Exchange Ratios set forth in the Spreadsheet.

Section 2.6 Surrender and Exchange of Shares; Securities Law Compliance; Optionholder Release.

(a) Parent shall administer the exchange of Company Capital Stock for the Merger Shares and the delivery of all consideration payable pursuant to this Agreement. The Company shall cooperate with Parent in connection with the distribution of consideration to the Company Stockholders, including by providing all information and documentation reasonably requested by Parent.

(b) Promptly following the Closing, Parent shall cause a number of book-entry Parent ADSs representing the Parent Ordinary Shares issuable pursuant to this Agreement (the “Merger Shares”) to be issued and registered in accordance with Swedish Law and the Deposit Agreement. For the avoidance of doubt, Merger Shares shall not include any Parent Ordinary Shares represented by Parent ADSs that may become issuable after the Closing pursuant to Section 2.10 in respect of any release of the Holdback Amount or any Excess Amount, or pursuant to Section 2.11 in respect of any Earnout Consideration. The parties acknowledge that the Merger Shares will be considered to be paid when issued and that receipt of such Merger Shares will occur without undue delay following the Closing. Parent undertakes to register the Parent Ordinary Shares underlying the Merger Shares with the Swedish Companies Registration Office and to cause such Parent Ordinary Shares to be deposited with the Depositary promptly following the Closing. Subject to the terms of Section 2.6(d), as soon as reasonably practicable following the Closing, Parent shall deliver or cause to be delivered to each Company Stockholder the Parent ADSs to which such holder is entitled pursuant to this Agreement and as set forth in the Spreadsheet.

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(c) If, after the Effective Time, any book-entry share formerly representing shares of Company Capital Stock is presented to Parent, it shall be canceled and exchanged as provided in this Agreement, without any interest thereon.

(d) The issuance of Merger Shares is subject to the following conditions: (i) the issuance of the Parent Ordinary Shares underlying the Merger Shares shall have been resolved by the board of directors of Parent pursuant to an authorisation granted by the general meeting of Parent on or before the Closing Date and registered with the Swedish Companies Registration Office, in each case in accordance with the Swedish Companies Act (2005:551); (ii) any report of the board of directors and any auditor’s statement (Sw. revisorsyttrande) required under the Swedish Companies Act (2005:551) in respect of such issuance, including in respect of any set-off effected pursuant to Section 2.6(e), shall have been obtained; and (iii) such Parent Ordinary Shares underlying the Merger Shares shall have been registered by Parent with the Swedish Companies Registration Office.

(e) The Merger Sub shall on the Closing Date issue a promissory note to the Company Stockholders in an amount equal to the aggregate value of the Merger Shares, which shall be transferrable to Parent, with the right for Parent to settle the promissory note by way of set off in connection with the issuance of the Merger Shares in accordance with the terms of this Agreement. The Company (or such other party as may be designated by Parent in accordance with Swedish Law) shall, on behalf of the Company Stockholders, subscribe for the Merger Shares immediately prior to the Effective Time. Parent’s fulfillment of the obligations of the Merger Sub with regard to the issue of the Merger Shares, according to this Agreement, is carried out either by way of a (i) contribution or (ii) loan, in which case it will result in a claim by Parent on Merger Sub, in each case in an amount equal to the value of the Merger Shares on the Closing Date.

(f) Documentation Requirement.

(i) Notwithstanding anything to the contrary in this Agreement, no Company Stockholder shall be entitled to receive Parent Ordinary Shares represented by Parent ADSs pursuant to this Agreement unless and until such holder has delivered to Parent (or its designee) documentation to comply with applicable securities Laws, including (without limitation) a completed and signed accredited investor questionnaire (or other documentation confirming accredited investor or non-U.S. person status), investment intent and Securities Act acknowledgments, IRS Form W-9 or applicable Form W-8, and such other documentation as Parent may reasonably request.

(ii) If any Company Stockholder fails to deliver the documentation required under Section 2.6(f)(i) within twelve (12) months after the Closing Date, Parent shall have no obligation to issue Parent Ordinary Shares represented by Parent ADSs (or any other consideration) to such holder. Any Parent Ordinary Shares represented by Parent ADSs or cash that would otherwise have been payable to such holder shall be held by Parent and, after such twelve (12) month period, may be treated in accordance with applicable unclaimed property or escheat Laws.

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(g) Joinders and Releases.

(i) Notwithstanding anything to the contrary in this Agreement, no holder of Company Capital Stock who did not execute and deliver the Stockholder Written Consent shall be entitled to receive any consideration under this Agreement unless and until such holder has executed and delivered to Parent (or its designee) a joinder agreement in form and substance reasonably satisfactory to Parent (a “Joinder”), pursuant to which such holder agrees to be bound by the terms of this Agreement applicable to Company Stockholders, including (without limitation) the indemnification obligations set forth in Article VII and the appointment of the Stockholder Representative. Parent shall have no obligation to issue any Parent ADSs or make any other payment to any such holder until such Joinder has been duly executed and delivered.

(ii) Notwithstanding anything to the contrary in this Agreement, no Company Optionholder shall be entitled to receive the benefit of an Assumed Option in respect of the Company Option held by such person unless and until such holder has executed and delivered to the Company (or the Surviving Corporation) an option rollover acknowledgement and release of claims in form and substance reasonably satisfactory to Parent (an “Optionholder Release”). The Optionholder Release shall release any and all claims such holder may have against the Company, Parent, Merger Sub, the Surviving Corporation, and their respective Affiliates, directors, officers, and agents arising out of or relating to such holder’s Company Option, the Company Equity Plan, the treatment of such Company Option in connection with the Merger, or the allocation of consideration in connection with the Contemplated Transactions, other than claims for the benefits expressly provided for under this Agreement or the applicable Assumed Option.

(h) Reliance on Spreadsheet. Parent shall be entitled to conclusively rely on any Spreadsheet delivered by the Stockholder Representative in connection with the delivery of any consideration in accordance with this Section 2.6, and Parent shall have no liability to any Company Stockholder for amounts paid in accordance with such Spreadsheet or for any allocations, distributions or delivery of consideration which are based on the Spreadsheet; provided that in the event of a manifest mathematical or clerical error on the Spreadsheet, Parent or the Surviving Corporation may notify the Company and the Company shall have five (5) Business Days to correct such error, and any corrected calculation shall be binding on all parties.

Section 2.7 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock that are issued and outstanding as of immediately prior to the Effective Time and that are held by a Company Stockholder who has properly exercised his, her or its appraisal rights under Section 262 of the DGCL, and who has not effectively withdrawn or lost such holder’s appraisal rights under the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the payments set forth in Section 2.1(a), unless and until the holder thereof shall have failed to perfect, or shall have effectively withdrawn or lost, his, her or its right to dissent from the Merger under Section 262 of the DGCL, and instead shall receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of Section 262 of the DGCL. Notwithstanding the foregoing, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 2.1(a), without interest thereon.

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(b) The Company shall give Parent (i) prompt notice of any written demands for appraisal received by the Company prior to the Effective Time, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in negotiations, proceedings and settlements with respect to demands for appraisal or dissenters’ rights under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.8 Withholding. Notwithstanding any other provision of this Agreement, Parent, and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement (including, without limitation, the release of any Holdback Amount, the Earnout Consideration or any Parent Ordinary Shares represented by Parent ADSs delivered pursuant to this Agreement) such amounts as may be required to be deducted or withheld under any provision of U.S. federal, state, local or non-U.S. Tax Law. Other than with respect to (i) any amounts treated as compensation for applicable Tax purposes, (ii) any failure by a holder to deliver a properly completed IRS Form W-9 or applicable IRS Form W-8, or (iii) the Company’s failure to deliver the FIRPTA Certificate, Parent shall use commercially reasonable efforts to provide notice to the applicable Person of any anticipated withholding at least five (5) Business Days prior to the date of such withholding and shall reasonably cooperate with any reasonable request by such Person to reduce or eliminate such withholding. To the extent any amounts are so deducted or withheld and timely paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.9 Further Action. Each of the parties agrees to execute and deliver, or cause to be executed and delivered, all such further documents and instruments and to take, or cause to be taken, all such further actions as may be reasonably necessary or desirable to consummate the Contemplated Transactions.

Section 2.10 Cash Adjustment.

(a) Estimated Closing Statement. At least five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of (i) the Closing Cash Amount, including confirmation that the Closing Cash Amount is not less than the Minimum Closing Cash Amount, (ii) the Cash Adjustment Amount, (iii) the Closing Indebtedness Amount, (iv) the Closing Transaction Expenses, and (v) the Estimated Merger Consideration calculated based on such estimates. The Estimated Closing Statement shall include reasonably detailed supporting documentation, including bank statements and account reconciliations supporting the Closing Cash Amount, debt payoff letters, invoices for Transaction Expenses, tax accruals, payroll and accrued paid time off schedules, and shall be in form and substance reasonably acceptable to Parent. Parent shall have the opportunity to review the Estimated Closing Statement prior to Closing, and the Company shall consider Parent’s reasonable comments in good faith.

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(b) Closing Statement. As soon as reasonably practicable after the Closing Date, and in any event within ninety (90) days following the Closing Date, Parent shall prepare and deliver to the Stockholder Representative a statement (the “Closing Statement”) setting forth Parent’s calculation of (i) the Closing Cash Amount, (ii) the Cash Adjustment Amount, (iii) the Closing Indebtedness Amount, (iv) the Closing Transaction Expenses and (v) the Closing Merger Consideration, together with reasonably detailed supporting documentation.

(c) Review and Dispute Resolution. The Stockholder Representative shall have thirty (30) days after receipt of the Closing Statement (the “Adjustment Review Period”) to review it. During such period, Parent shall provide the Stockholder Representative and its Representatives with reasonable access, during normal business hours and upon reasonable notice, to the books, records, and personnel of Parent and the Surviving Corporation reasonably necessary to evaluate the Closing Statement. If the Stockholder Representative disagrees with any portion of the Closing Statement, it shall deliver a written notice of disagreement (a “Notice of Adjustment Disagreement”) to Parent prior to the end of the Adjustment Review Period, setting forth in reasonable detail the basis for such disagreement and the Stockholder Representative’s proposed adjustments, together with supporting documentation. If the Stockholder Representative has no such disagreement, the Stockholder Representative shall provide written notice of agreement within the Adjustment Review Period, and the Closing Statement shall be deemed final and binding on the parties. In no event shall a failure to deliver a Notice of Adjustment Disagreement within the Adjustment Review Period be deemed an acceptance of the Closing Statement. If a Notice of Adjustment Disagreement is delivered, Parent and the Stockholder Representative shall attempt in good faith to resolve the disputed items during the thirty (30) day period following delivery of such notice. Any items agreed to in writing by Parent and the Stockholder Representative during such period shall be final and binding. Any items that remain unresolved after such thirty (30) day period shall be submitted to an independent certified public accounting firm of national recognition mutually acceptable to Parent and the Stockholder Representative (the “Independent Accountant”). If Parent and the Stockholder Representative are unable to agree on the Independent Accountant within ten (10) Business Days after the end of such thirty (30) day period, either party may request that the American Arbitration Association (or such other nationally recognized dispute resolution organization mutually acceptable to Parent and the Stockholder Representative) appoint an Independent Accountant, which shall be a nationally recognized independent accounting firm that has no material relationship with Parent or the Stockholder Representative. The Independent Accountant shall act as an expert and not as an arbitrator and shall resolve only the specific items set forth in the Notice of Adjustment Disagreement that remain in dispute. The Independent Accountant shall not assign a value to any item that is greater than the highest value claimed by either Parent or the Stockholder Representative or less than the lowest value claimed by either Parent or the Stockholder Representative. The Independent Accountant shall deliver its written determination to Parent and the Stockholder Representative within thirty (30) days after its appointment (or such longer period as the Independent Accountant may reasonably require), and such determination shall be final and binding on the parties absent manifest error. The fees and expenses of the Independent Accountant shall be allocated between Parent, on the one hand, and the Stockholder Representative (on behalf of the Company Stockholders), on the other hand, in inverse proportion to the degree to which each party’s position was not accepted by the Independent Accountant. Notwithstanding anything to the contrary contained in this Section 2.10(c), in the event the Stockholder Representative does not deliver to Parent a Notice of Adjustment Disagreement or a written notice of agreement approving the Closing Statement, the Closing Statement shall be deemed final and binding on the parties on the date that is sixty (60) days following Parent’s delivery to Stockholder Representative of the Closing Statement.

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(d) Final Closing Statement. The “Final Closing Statement” means the Closing Statement as finally determined in accordance with Section 2.10(c) above. The date on which the Final Closing Statement is finally determined is referred to as the “Determination Date.”

(e) Deficiency Amount. If the Closing Merger Consideration reflected in the Final Closing Statement is less than the Estimated Merger Consideration (such difference, the “Deficiency Amount”), then the Deficiency Amount shall be satisfied as follows: (i) first, from the Holdback Amount; and (ii) second, to the extent the Deficiency Amount is not fully satisfied from the Holdback Amount, Parent shall reduce or set off the remaining Deficiency Amount against any Earnout Consideration otherwise payable to the Company Stockholders pursuant to Section 2.11, with the number of Parent Ordinary Shares represented by Parent ADSs so withheld or cancelled to be determined by dividing the applicable portion of the Deficiency Amount by the Parent ADS Price.

(f) Excess Amount. If the Closing Merger Consideration reflected in the Final Closing Statement is greater than the Estimated Merger Consideration (such difference, the “Excess Amount”), Parent shall satisfy the Excess Amount through the issuance of additional Parent Ordinary Shares represented by Parent ADSs, determined by dividing such Excess Amount by the Parent ADS Price, which shall be distributed to the Company Stockholders in accordance with their respective Pro Rata Portions. As a condition to such issuance, the Stockholder Representative shall deliver to Parent an updated Spreadsheet setting forth each Company Stockholder’s Pro Rata Portion of the Excess Amount.

(g) Set-Off. Notwithstanding anything to the contrary in this Agreement, Parent may set off any Losses incurred by Parent Indemnitees for which the Company Stockholders are liable pursuant to Article VII against the Holdback Amount. Parent may exercise such offset right by issuing a written notice to the Stockholder Representative specifying the amount that it intends to offset against the Holdback Amount. Neither the exercise of, nor the failure to exercise such right of setoff will constitute an election of remedies or limit Parent in any manner in the enforcement of any other remedies that may be available to it in respect of any other amounts as set forth in this Agreement.

(h) Release of Remaining Holdback. On the date that is 180 days from the Closing Date (or such earlier date as may be required by Law), Parent shall release to the Company Stockholders the remaining Holdback Amount that has not been used to satisfy any Deficiency Amount or Losses incurred by Parent Indemnitees for which the Company Stockholders are liable pursuant to Article VII. The Holdback Amount shall be released in Parent Ordinary Shares represented by Parent ADSs, with the number of Parent ADSs so released to be determined by dividing the applicable dollar amount of the Holdback Amount to be released by the Parent ADS Price. As a condition to such release, the Stockholder Representative shall have delivered to Parent an updated Spreadsheet setting forth each Company Stockholder’s Pro Rata Portion of such released Holdback Amount. Parent shall distribute such Parent ADSs to the Company Stockholders in accordance with their respective Pro Rata Portions, as set forth in such updated Spreadsheet.

(i) Reliance on Spreadsheet. Parent shall be entitled to conclusively rely on any updated Spreadsheet delivered by the Stockholder Representative in connection with any payment under this Section 2.10 , and Parent shall have no liability to any Company Stockholder for amounts paid in accordance with such Spreadsheet or for any allocations, distributions or delivery of consideration which are based on the Spreadsheet; provided that in the event of a manifest mathematical or clerical error on the Spreadsheet, Parent or the Surviving Corporation may notify the Company and the Company shall have five (5) Business Days to correct such error, and any corrected calculation shall be binding on all parties.

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(j) Tax Treatment. Any payments made pursuant to this Section 2.10 shall be treated as an adjustment to the Total Merger Consideration for all applicable Tax purposes, unless otherwise required by applicable Law.

(k) ADS Issuance Mechanics. Any Parent Ordinary Shares represented by Parent ADSs issued or released pursuant to this Section 2.10 in respect of any Excess Amount or any released Holdback Amount shall be subject to the documentation requirements, securities law restrictions, legends, stop-transfer instructions, lock-up restrictions and other transfer restrictions applicable to the Merger Shares, and shall be delivered promptly after the Determination Date subject to applicable corporate approvals, including any approvals required for issuances to employees, management or related parties having been obtained. Notwithstanding the foregoing, if Parent is unable, after using reasonable efforts, to obtain the required approvals, then Parent and the Stockholder Representative shall cooperate in good faith to implement an alternative equity-based structure that provides substantially equivalent economic value and is compliant with applicable Law.

(l) No Double-Counting. For purposes of this Section 2.10, no item shall be counted more than once in the calculation of the Closing Cash Amount, Cash Adjustment Amount, Closing Indebtedness Amount, Closing Transaction Expenses, Estimated Merger Consideration, Closing Merger Consideration or Total Merger Consideration.

Section 2.11 Earnout.

(a) Earnout Consideration. The Company Stockholders shall be entitled to receive earnout consideration (“Earnout Consideration”) upon achievement of one or more earnout targets (each, an “Earnout Target”) during the Earnout Period, subject to the terms and conditions of this Agreement. The Earnout Targets, the corresponding amounts of the Earnout Consideration payable with respect to each such Earnout Target, and the methodology for calculating the Earnout Consideration shall be as set forth in Schedule 2.11(a) (the “Earnout Schedule”). Capitalized terms used in this Section 2.11 but not defined in this Agreement shall have the meanings set forth in the Earnout Schedule.

(b) Conduct of Business. During the Earnout Period, Parent shall operate the Acquired Business in a manner consistent with good faith and fair dealing and in a commercially reasonable manner, including dedicating appropriate resources and personnel, and shall not take any action (or omit to take any action) reasonably expected to (i) reduce, avoid, or materially and adversely affect the ability of the Acquired Business to achieve the Earnout Target, or (ii) divert, redirect, reclassify, or otherwise transfer any contract, revenue from a contractual arrangement, or other business opportunity that would otherwise contribute to the achievement of the Earnout Target. Notwithstanding the foregoing, Parent and its Affiliates shall retain full discretion to operate their businesses (including the Acquired Business) as they deem appropriate in their reasonable business judgment, and nothing in this Agreement shall restrict Parent or its Affiliates from taking any of the following actions (among others), provided such actions are not taken primarily for the purpose of avoiding payment of Earnout Consideration: (i) integrating the Acquired Business with the business of Parent or its Affiliates; (ii) changing the product roadmap, pricing, packaging, or go-to-market strategy of the Acquired Business; (iii) terminating, reassigning, or changing the compensation or responsibilities of any employees or contractors; (iv) discontinuing, modifying, or combining any products, services, or business lines; (v) allocating shared costs, resources, or overhead across Parent’s businesses; (vi) making capital allocation, investment, or financing decisions; (vii) entering into, modifying, or terminating customer, supplier, or other commercial relationships; (viii) complying with applicable Law, GAAP, IFRS, or the requirements of any securities exchange or regulatory authority; or (ix) taking any action required in connection with a Change of Control of Parent or any of its Affiliates.

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(c) Form of Payment. Any Earnout Consideration determined to be payable under this Section 2.11 shall be paid in Parent Ordinary Shares represented by Parent ADSs (the “Earnout Shares”), subject to applicable corporate approvals under Swedish law, including any approvals required for issuances to employees, management or related parties. The number of Parent ADSs to be issued shall be determined by dividing the applicable dollar amount of such Earnout Consideration by the Parent ADS Price, subject to applicable Laws. Parent shall issue the Earnout Shares to the Company Stockholders (allocated among the Company Stockholders in accordance with their respective Pro Rata Portions) promptly following determination of the applicable Earnout Target; provided that if an Earnout Target is achieved more than six (6) months after Closing, issuance of the Earnout Shares may be deferred until promptly following Parent’s next shareholder meeting. Any issuance of Earnout Shares, and any cancellation of Earnout Shares in satisfaction of an indemnification obligation shall be treated as an adjustment to the Total Merger Consideration for all applicable Tax purposes, unless otherwise required by applicable Law. Parent shall deliver to the Stockholder Representative, within ten (10) Business Days following any cancellation or release of Earnout Shares pursuant to Section 7.4 or this Section 2.11, a written notice setting forth in reasonable detail: (i) the number of Earnout Shares cancelled; and (ii) the basis therefor, including the applicable indemnification claim, as applicable. Any Earnout Shares issued pursuant to this Section 2.11 shall be subject to the documentation requirements, securities law restrictions, legends, stop-transfer instructions, lock-up restrictions and other transfer restrictions applicable to the Merger Shares, and shall be delivered subject to applicable corporate approvals, including any approvals required for issuances to employees, management or related parties having been obtained; provided, however, that any Earnout Shares issued after all applicable lock-up periods under Section 5.16 have expired shall not be subject to any lock-up restrictions under Section 5.16. Notwithstanding the foregoing, if Parent is unable, after using reasonable efforts, to obtain the required approvals, then Parent and the Stockholder Representative shall cooperate in good faith to implement an alternative equity-based structure that provides substantially equivalent economic value and is compliant with applicable Law.

(d) Calculation and Timing. Within thirty (30) days after the earlier of the (i) delivery of a notice of achievement of an Earnout Target by the Stockholder Representative to Parent in accordance with the Earnout Schedule or (ii) end of each Earnout Period, Parent shall deliver to the Stockholder Representative a statement setting forth, in reasonable detail, Parent’s calculation of the performance metrics applicable to each applicable Earnout Target and the resulting Earnout Consideration, if any, for each such Earnout Target (each such statement, an “Earnout Statement”). Each Earnout Statement shall be prepared in good faith in accordance with the definitions, parameters and methodology set forth in the Earnout Schedule and, to the extent not addressed therein, Parent’s accounting policies and practices, consistently applied. Parent shall provide the Stockholder Representative and its representatives (including any independent accountants or financial advisors engaged by the Stockholder Representative) with reasonable access (during normal business hours and upon reasonable prior notice) to all books, records, supporting data, and any other information reasonably necessary for the Stockholder Representative to independently verify the calculations applicable to each Earnout Target and the resulting Earnout Consideration. The Stockholder Representative shall have thirty (30) days after receipt of the applicable Earnout Statement to review (the “Earnout Review Period”). If the Stockholder Representative objects to any portion of an Earnout Statement, it shall deliver written notice (the “Notice of Earnout Disagreement”) to Parent within the Earnout Review Period describing the disputed items in reasonable detail. In no event shall a failure to deliver a Notice of Earnout Disagreement within the Earnout Review Period be deemed an acceptance of the Earnout Statement. If the Stockholder Representative has no such disagreement, the Stockholder Representative shall provide written notice of agreement within the Earnout Review Period, and the Earnout Statement shall be deemed final and binding on the parties. For thirty (30) days following receipt of any Notice of Earnout Disagreement, the Stockholder Representative and Parent’s Chief Financial Officer (or his designee) shall confer in good faith and use commercially reasonable efforts to resolve the dispute. Any portion of Earnout Consideration that Parent determines is earned and payable and that is not disputed in good faith shall be paid in accordance with this Section 2.11 and the Agreement notwithstanding the pendency of any dispute regarding any other portion. If they are unable to resolve any disputed items within thirty (30) days after delivery of the Notice of Earnout Disagreement, then any unresolved accounting or computational disputes shall be submitted to an Independent Accountant for final and binding resolution in accordance with the procedures set forth in Section 2.10(c), except that the Independent Accountant shall resolve only accounting or computational disputes and shall have no authority to review, question, or second-guess any operational, strategic, business, or management decisions made by Parent or its Affiliates in good faith, including (without limitation) decisions relating to strategy, budgeting, operations, pricing, product development, marketing, integration, discontinuation of products or services, personnel, or allocation of resources. Any unresolved dispute that is not resolved by the parties and is not within the scope of the Independent Accountant’s authority shall be resolved in accordance with Section 9.5. Any applicable Earnout Consideration shall be released promptly after the applicable Earnout Statement (or the Independent Accountant’s determination, if applicable, or the final resolution of any dispute pursuant to Section 9.5, if applicable) becomes final and binding and subject to applicable corporate approvals, including any approvals required for issuances to employees, management or related parties having been obtained, in accordance with the Pro Rata Portions of the Company Stockholders. Notwithstanding the foregoing, if Parent is unable, after using reasonable efforts, to obtain the required approvals, then Parent and the Stockholder Representative shall cooperate in good faith to implement an alternative equity-based structure that provides substantially equivalent economic value and is compliant with applicable law. Notwithstanding anything to the contrary contained in this Section 2.11(d), in the event the Stockholder Representative does not deliver to Parent a Notice of Earnout Disagreement or a written notice of agreement approving the Earnout Statement, the Earnout Statement shall be deemed final and binding on the parties on the date that is sixty (60) days following Parent’s delivery to Stockholder Representative of the Earnout Statement.

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(e) Acceleration. Notwithstanding anything to the contrary in this Section 2.11, if, prior to the end of the Earnout Period, a Change of Control of the Surviving Corporation or Parent is consummated in which, in each case, the acquirer (or its Affiliates) does not assume in writing the obligations of Parent under this Section 2.11, and provided that such acquirer (or its Affiliates) is able to assume such obligations, then Parent shall pay (or cause to be paid) to the Company Stockholders (i) an amount equal to the Earnout Consideration, if any, that has been earned based on actual performance through the date of such Change of Control, calculated on a pro-rated basis to the extent the Earnout Period has not been completed; plus (ii) an additional amount equal to twenty-five percent (25%) of the maximum remaining Earnout Consideration that could have been earned for the remainder of the Earnout Period.

(f) Acknowledgements. The parties acknowledge and agree that the Earnout Consideration is contingent, speculative, and uncertain, and that there is no guarantee that any Earnout Consideration will be earned or paid. The Company Stockholders acknowledge that any Earnout Consideration shall be subject to reduction or set-off in accordance with Article VII and that they have had the opportunity to conduct due diligence regarding the terms of the Earnout Consideration. Parent and the Surviving Corporation may conclusively rely on the Stockholder Representative with respect to all notices, determinations, disputes and distributions under this Section 2.11, including, without limitation, distributions in accordance with the Pro Rata Portions set forth in the Spreadsheet or any notices, and no individual Company Stockholder shall have any separate right to dispute an Earnout Statement or assert an earnout claim except through the Stockholder Representative.

(g) No Other Rights. Except as expressly set forth in this Section 2.11, the Company Stockholders shall have no right to receive any additional consideration based on the financial performance or results of operations of the Acquired Business. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, no Company Optionholder, solely in such Company Optionholder’s capacity as a holder of Company Options, shall have any right to receive any Earnout Consideration or any other amount payable under this Section 2.11.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Due Organization; Subsidiaries

(a) The Company (i) is a corporation that is duly organized, validly existing and in good standing under the Law of its jurisdiction of incorporation, (ii) has corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

(b) The Company has no Subsidiaries, and the Company does not own, directly or indirectly, any Equity Interest in any corporation, partnership, joint venture, limited liability company, or other Entity. The Company has not agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

Section 3.2 Organizational Documents. The Company has made available to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the Company, including all amendments thereto, as in effect on the date hereof. The Company’s certificate of incorporation, bylaws or other charter and organizational documents so delivered are in full force and effect. The Company is not in material violation of any of the provisions of its respective certificate of incorporation, bylaws and other charter and organizational documents.

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Section 3.3 Capitalization

(a) Schedule 3.3 sets forth a true, complete, and correct list of (i) the authorized Equity Interests of the Company, (ii) the number of issued and outstanding Equity Interests of each class or series and (iii) the record and beneficial owners of all issued and outstanding Equity Interests of the Company. All issued and outstanding Equity Interests of the Company are duly authorized, validly issued, fully paid, and non-assessable.

(b) Except as set forth on Schedule 3.3 there are no outstanding or authorized options, warrants, calls, rights, commitments, conversion rights, exchange rights, or other agreements of any character obligating the Company to issue, sell, purchase, redeem, or otherwise acquire any Equity Interests of the Company or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or purchase any Equity Interests of the Company. Schedule 3.3 sets forth a true, complete, and correct list of all outstanding Company Options and other equity or equity-based awards (including any phantom equity or profit participation interests), including the holder, number of shares subject to each award, grant date, exercise price (if applicable), and vesting schedule.

(c) There are no outstanding contractual obligations of the Company to repurchase, redeem, or otherwise acquire any Equity Interests of the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting or transfer of any Equity Interests of the Company, other than as set forth on Schedule 3.3.

(d) There are no outstanding or authorized stock appreciation rights, phantom stock rights, profit participation rights, or similar rights with respect to the Company, other than as set forth on Schedule 3.3. There are no outstanding SAFEs, convertible notes, or other convertible or derivative securities of the Company.

(e) There are no preemptive rights, anti-dilution rights, rights of first refusal, co-sale rights, drag-along rights, tag-along rights, investor rights, information rights, or similar rights with respect to any Equity Interests of the Company.

(f) The Company has delivered to Parent true, complete, and correct copies of its current capitalization table and all agreements governing the Equity Interests of the Company (including all stock option plans, option agreements, voting agreements, investor rights agreements, and side letters).

(g) The grant of all Company Options and other equity or equity-based awards by the Company has been made in compliance with (i) all applicable federal and state securities Laws, including Rule 701 under the Securities Act (or another available exemption from registration), (ii) the terms of the applicable Company Equity Plan, (iii) all required approvals of the Company Board and stockholders and (iv) all applicable plan limits. All exercise prices of Company Options were determined in good faith to be at least equal to the fair market value of the underlying shares of Company Capital Stock as of the date of grant (to the extent required under Section 409A of the Code). To the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to result in any Company Option being subject to adverse tax consequences under Section 409A of the Code. All Company Options that are intended to qualify as “incentive stock options” under Section 422 of the Code so qualify.

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Section 3.4 Financial Statements

(a) Attached as Schedule 3.4 are copies of each of the following: (i) the unaudited balance sheet of the Company or equivalent statement as of December 31, 2025 (the “Balance Sheet” and the date thereof, the “Balance Sheet Date”), and the related unaudited statements of income and cash flows, or equivalent statements, (collectively, the “Unaudited Financials”); and (ii) the unaudited balance sheet of the Company or equivalent statement as of June 30, 2026 (the “Most Recent Balance Sheet” and the date thereof, the “Most Recent Balance Sheet Date”), and the related unaudited statements of income and cash flows, or equivalent statements for the 6-month period then ended (the “Interim Financials” and, together with the Unaudited Financials, the “Financials”).

(b) The Financials (including any notes thereto): (i) have been prepared in accordance with the books and records of the Company; (ii) except as set forth on Schedule 3.4(b), have been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby; and (iii) fairly present the financial position of the Company as of the respective dates thereof and the results of operations, stockholders’ equity and cash flows of the Company for the respective periods covered thereby.

(c) All accounts receivable reflected on the Most Recent Balance Sheet, and all accounts receivable arising since the Most Recent Balance Sheet Date, represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Such accounts receivable are not subject to any material dispute, setoff, or counterclaim, and, to the Knowledge of the Company, are collectible in accordance with their terms, subject to normal reserves for doubtful accounts as reflected in the Most Recent Balance Sheet.

(d) The Company has prepared and delivered to Parent a calculation of the Closing Cash Amount as if the Closing had occurred as of the date hereof. Such calculation was prepared in good faith, and on a basis consistent with the definitions and methodology set forth in this Agreement, and the Company has made available to Parent reasonable supporting documentation therefor, including bank statements, account reconciliations and such other books and records of the Company as are reasonably necessary to support such calculation.

Section 3.5 Liabilities. The Company has no liabilities or obligations, whether accrued, contingent, or otherwise, except for: (i) liabilities and obligations reflected or reserved for on the Most Recent Balance Sheet; (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since the Most Recent Balance Sheet Date that are not material individually or in the aggregate; and (iii) liabilities and obligations incurred in connection with the Contemplated Transactions. The Company has no material off-balance-sheet liabilities, unfunded pension or post-retirement obligations, or material deferred revenue or warranty obligations outside the ordinary course of business.

Section 3.6 Absence of Changes. Since December 31, 2025, there has not been any Company Material Adverse Effect, and the Company has conducted its business only in the ordinary course of business consistent with past practice. The Company has not taken any action since the Most Recent Balance Sheet Date that, if taken after the date of this Agreement without Parent’s prior written consent, would constitute a breach of Section 5.2.

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Section 3.7 Intellectual Property

(a) Identification of Company Intellectual Property. Schedule 3.7(a) lists: (i) all Company Intellectual Property that is subject to any issuance, registration, or application by or with any Governmental Entity or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including issued Patents, registered Trademarks, domain names, and Copyrights, and pending applications for any of the foregoing, and specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) all material unregistered Trademarks included in the Company Intellectual Property; (iii) all material proprietary Software of the Company; and (iv) all other material Company Intellectual Property used or held for use in the Company’s business as currently conducted.

(b) Intellectual Property Agreements. Schedule 3.7(b) lists all Company IP Agreements, specifying for each the date, title, and parties thereto, and separately identifying the Company IP Agreements: (i) under which the Company is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; (ii) under which the Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Company’s ownership or use of Intellectual Property. The Company has made available to Parent true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company IP Agreements, including all modifications, amendments, and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor to the Knowledge of the Company, any other party thereto is, or is alleged in writing to be, in material breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c) Ownership and Sufficiency of Intellectual Property. The Company is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record owner of all right, title, and interest in and to the Company Intellectual Property, and, to the Knowledge of the Company, has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the business of the Company as currently conducted, in each case, free and clear of all Encumbrances (other than Permitted Encumbrances). The Company has not used any AI Technology in a manner that would impede its ownership of Company Intellectual Property.

(d) Intellectual Property Assignments. The Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company whereby such employee or independent contractor: (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. The Company has made available to Parent true and complete copies of all such Contracts. All assignments and other instruments necessary to establish, record, and perfect the Company’s ownership interest in the Intellectual Property Registrations have been in all material respects validly executed, delivered, and filed with the relevant Governmental Entities and authorized registrars.

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(e) Validity of Intellectual Property. To the Knowledge of the Company, all of the Company Intellectual Property and Licensed Intellectual Property are valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. The Company has taken all commercially reasonable steps to maintain and protect the Company Intellectual Property and to preserve the confidentiality of all Trade Secrets included therein, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Entities and authorized registrars.

(f) Non-Infringement of Intellectual Property. To the Knowledge of the Company, the conduct of the Company’s business, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes, and services of the Company have not infringed, misappropriated, or otherwise violated the Intellectual Property or other rights of any Person. To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.

(g) No Intellectual Property Actions. There are no Proceedings (including any opposition, cancellation, revocation, review, or other proceeding), pending or, to the Knowledge of the Company, threatened in writing: (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or Licensed Intellectual Property or the Company’s right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property; or (iii) by the Company, or to the Knowledge of the Company, by the owner of any Licensed Intellectual Property, alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property. The Company is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Proceeding. The Company is not subject to any outstanding Order by a Governmental Entity that restricts or impairs the ownership or use of any Company Intellectual Property or Licensed Intellectual Property.

(h) Trade Secrets. The Company has taken all reasonable precautions to protect the secrecy, confidentiality and value of all the Trade Secrets. The Trade Secrets of the Company are not part of the public knowledge or literature and, to the Knowledge of the Company, have not been used, divulged or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company.

(i) Software.

(i) Schedule 3.7(i)(i) lists all Software (and all subsequent versions and releases thereof): (a) owned by the Company (collectively, the “Proprietary Software”); and (b) used or held for use by the Company for material business purposes but that is not owned by the Company (including any commonly available “shrink wrap” software copyrighted by third parties, collectively, the “Third-Party Software”).

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(ii) The Proprietary Software and the Third-Party Software constitute, in all material respects, all of the Software necessary for the operation of the Company’s business. No Person other than the Company possesses any current or contingent right to any source code that is part of the Proprietary Software, and the Company has not granted any Person any current or contingent right to any source code that is part of the Proprietary Software.

(iii) The Proprietary Software, and any Third-Party Software that is incorporated into the Proprietary Software, performs, in all material respects, in accordance with the documentation and other written material used in connection therewith, is in machine-readable form and contains all current revisions. The Proprietary Software and, to the Knowledge of the Company, the Third-Party Software, are free of material defects in operations, and to the Knowledge of the Company, contain no disabling devices. The source code for the Proprietary Software compiles into object code and is otherwise capable, in all material respects, of performing the functions described in the documentation pertaining thereto.

(iv) The Company uses all Third-Party Software pursuant to an agreement or license, each such agreement or license is valid and enforceable and in full force and effect, and neither the Company nor, to the Knowledge of the Company, any licensor thereof is in default under or in breach of any such license or agreement.

(v) Schedule 3.7(i)(v) lists all Open Source Software that is incorporated into, or distributed with any product or service of the Company. The Company is in compliance in all material respects with all applicable Open Source Software license terms. No product or service marketed, licensed, sold or distributed by the Company (or any portion thereof) is, nor upon consummation of the transactions contemplated by this Agreement will be, in whole or in part, governed by any license of Proprietary Software that requires, as a condition of modification and/or distribution of such Proprietary Software, that (x) such Proprietary Software and/or other Proprietary Software combined and/or distributed with such Proprietary Software be disclosed or distributed in source code form, or (y) such Proprietary Software and/or other Proprietary Software combined and/or distributed with such Proprietary Software and any associated Intellectual Property be licensed on a royalty free basis (including for the purpose of making additional copies or derivative works).

Section 3.8 Title to Assets; Real Property

(a) The Company has good, valid, and marketable title to, or in the case of assets purported to be leased by the Company, valid leasehold interests in, all material tangible assets reflected as owned or leased by the Company on the Most Recent Balance Sheet (except for assets sold or disposed of since the Most Recent Balance Sheet Date in the ordinary course of business), free and clear of all Encumbrances, except for Permitted Encumbrances. All material items of equipment and other tangible assets owned or leased by the Company are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

(b) The Company does not own, and has never owned, any real property.

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(c) Schedule 3.8(c) sets forth a true, complete, and correct list of each lease, sublease or license or any other instrument (each a “Lease”) pursuant to which the Company leases, subleases or licenses any real property (each, a “Leased Real Property”). The Company has made available to Parent true, complete, and correct copies of each Lease (including all amendments, extensions, renewals, and guaranties relating thereto). Each Lease is legal, valid, and binding on the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity (the “Enforceability Exceptions”). The Company is not in default under any Lease, all rent and other amounts due under each Lease have been paid, and there are no disputes regarding any security deposits under any Lease. The Company has obtained, or will obtain prior to the Closing, all consents required under the Leases in connection with the Contemplated Transactions (except where the failure to obtain such consent would not reasonably be expected to be material to the Company). The Company has not received any written notice of any pending or threatened condemnation, eminent domain, or similar proceeding affecting any Leased Real Property. To the Knowledge of the Company, the current use, occupancy, and operation of the Leased Real Property does not violate any applicable zoning, building, or similar Law or any restrictive covenant affecting such Leased Real Property. To the Knowledge of the Company, no Person other than the Company has the right to use or occupy any Leased Real Property.

Section 3.9 Company Material Contracts

(a) Schedule 3.9 sets forth each of the following Contracts to which the Company is party or bound (each, a “Company Material Contract”):

(i) any Contract that would be required to be filed as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act, if the Company were subject to such requirement;

(ii) any Contract involving aggregate payments or receipts by the Company in excess of $100,000 during the twelve (12) months ended June 30, 2026 or that is reasonably anticipated to involve aggregate payments or receipts in excess of such amount during the twelve (12) months ending June 30, 2027;

(iii) any Contract that contains any change of control, anti-assignment, termination, consent, notice, payment, or acceleration provision that would be triggered by the Contemplated Transactions;

(iv) any Contract with a Material Customer or Material Vendor;

(v) any Contract that relates to the development, supply, integration, or licensing of technology, software, hardware, telematics, connected vehicle systems, autonomous vehicle technology, or data platforms (including any vehicle-to-everything (V2X), mapping, sensor, or AI-related Contracts);

(vi) any Contract involving a reseller, channel partner, distributor, or OEM partnership agreement;

(vii) any Contract for cloud hosting, data center, or infrastructure-as-a-service agreement that is material to the Company’s operations;

(viii) any Contract that is a key SaaS, platform, or software license agreement on which the Company materially depends;

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(ix) any Contract with an exclusivity, most-favored-nation, non-compete, non-solicitation, or similar restrictive covenant;

(x) any Contract with respect to Indebtedness of the Company (other than trade payables incurred in the ordinary course of business);

(xi) any Contract for the acquisition or disposition of any business, assets, or Equity Interests (whether by merger, sale of stock, sale of assets, or otherwise) entered into since January 1, 2025 or under which the Company has any remaining earn-out, contingent payment, or indemnification obligation;

(xii) any Contract that obligates the Company to make any material capital expenditure outside the ordinary course of business;

(xiii) any employment, consulting, or independent contractor agreement with any director, officer, or employee or independent contractor of the Company providing for annual base compensation in excess of $150,000, or that cannot be terminated by the Company without cause upon thirty (30) days’ notice or less without incurring any material liability;

(xiv) any Collective Bargaining Agreement or similar labor agreement;

(xv) any Material IP Contract;

(xvi) any Contract between the Company and any Governmental Entity or any prime contractor or subcontractor to a Governmental Entity;

(xvii) any Lease;

(xviii) any Contract for the lease, rental, or other use of any material equipment, vehicles, hardware, or other tangible assets used in the operation of the Company’s business; or

(xix) any other Contract that is material to the business, assets, liabilities, financial condition, or results of operations of the Company, taken as a whole.

(b) The Company has made available to Parent true, correct and complete copies of each Company Material Contract, together with all material amendments, modifications, supplements and waivers thereto. Each Company Material Contract is a legal, valid and binding obligation of the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against the Company and, to the Knowledge of the Company, each such other party in accordance with its terms, subject to the Enforceability Exceptions. The Company is not in breach of or default under any Company Material Contract in any respect that would reasonably be expected to be material to the Company, and, to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default thereunder in any respect that would reasonably be expected to be material to the Company. No event has occurred which, with the giving of notice or the lapse of time or both, would constitute a breach or default by the Company or, to the Knowledge of the Company, any other party under any Company Material Contract, in each case, in any respect that would reasonably be expected to be material to the Company. Since January 1, 2025, the Company has not received any written, or, to the Knowledge of the Company, oral notice from any party to any Company Material Contract indicating an intention to terminate, materially modify in a manner adverse to the Company, or not renew any such Company Material Contract (other than in accordance with its terms). The Company has not waived or released any material rights under any Company Material Contract and, to the Knowledge of the Company, no circumstance exists that would reasonably be expected to result in the termination, cancellation, non-renewal, or material impairment of any Company Material Contract.

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Section 3.10 Compliance; Permits

(a) Since January 1, 2023, the Company has been in compliance in all material respects with all applicable Laws. Without limiting the generality of the foregoing, the Company is in compliance in all material respects with all Laws relating to transportation, autonomous vehicles, connected vehicles, telematics, artificial intelligence, data privacy and security, product safety, and any permits or approvals required from any Governmental Entity in connection with the Company’s products or services.

(b) The Company holds all material Permits required to own, lease, and operate its properties and assets and to conduct its business. All such material Permits are valid and in full force and effect.

(c) Since January 1, 2023, the Company has not received any written notice from any Governmental Entity alleging that it is in violation of any applicable Law or any material Permit. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened that would reasonably be expected to result in the revocation, suspension, non-renewal, or adverse modification of any material Permit.

(d) Neither the Company nor any of its directors, officers, employees, or, to the Knowledge of the Company, agents or other Persons acting on its behalf, has, since January 1, 2023, violated any Laws relating to anti-bribery or anti-corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any similar Laws of any other jurisdiction (“Anti-Corruption Laws”). The Company maintains reasonably detailed books and records and has instituted and maintains policies and procedures reasonably designed to promote compliance with applicable Anti-Corruption Laws.

(e) Neither the Company nor any of its directors, officers, employees, or, to the Knowledge of the Company, agents or other Persons acting on its behalf, is currently, or has since January 1, 2023 been: (i) a Sanctioned Person, (ii) organized, resident, or located in a Sanctioned Country, (iii) engaged in any dealings with any Sanctioned Person or in any Sanctioned Country, or (iv) otherwise in violation of applicable Trade Control Laws. The Company has instituted and maintains policies and procedures reasonably designed to promote compliance with applicable Trade Control Laws.

(f) The Company has not applied for or accepted any loan, grant, or other financial assistance from any Governmental Entity that remains outstanding or subject to ongoing compliance obligations.

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Section 3.11 Tax Matters

(a) The Company has timely filed all income and material non-income Tax Returns required to be filed by it (taking into account any valid extensions), and all such Tax Returns are true, complete and correct in all material respects and were prepared in substantial compliance with all applicable Laws and regulations.

(b) The Company has timely paid all material Taxes required to be paid by it (whether or not shown on any Tax Return). The Company has withheld and paid all material Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, stockholder, creditor, agent, vendor or other third party.

(c) There are no pending or, to the Knowledge of the Company, threatened in writing, audits, examinations, or other Legal Proceeding in respect of material Taxes of the Company, and there have been no requests for information related to Taxes or notice of deficiency or adjustment for any amount of Tax proposed, asserted or assessed by any Tax authority against the Company. There are no requests for rulings or determinations in respect of any material Tax pending between the Company and any Governmental Entity.

(d) Other than customary extensions obtained in the ordinary course of business, the Company has not requested, granted, or become the beneficiary of any extension or waiver of any statute of limitations period related to the assessment or collection of any material Tax, which period (after giving effect to such extension or waiver) has not yet expired.

(e) There are no Encumbrances for Taxes on any assets of the Company, except for Permitted Encumbrances.

(f) The Company has not been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was intended to be governed by Section 355 of the Code.

(g) The Company has not participated in any “reportable transaction” within the meaning of Code Section 6707A(c)(i) and Treasury Regulations Section 1.6011-4(b).

(h) The Company is not party to or bound by any Tax allocation or sharing agreement. The Company is not and has never been a member of an affiliated group as defined in Section 1504 of the Code (or any similar provision of state, local, or non-U.S. Tax Law) filing a combined, consolidated, or unitary Tax Return (other than a group the common parent of which is the Company). The Company has no material liability for Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business the primary purpose of which is not related to Taxes), or otherwise.

(i) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) the use of an improper accounting method for a taxable period ending on or prior to the Closing Date, (iii) closing agreement under Section 7121 of the Code (or any similar provision of Law) entered into prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date (other than in the ordinary course of business), or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date (other than in the ordinary course of business, consistent with past custom and practice).

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(j) The Company has, since its inception, been classified as a C Corporation for U.S. federal income Tax purposes.

(k) The Company has delivered to Parent correct and complete copies of the Company’s U.S. federal income Tax Returns, examination reports, and any statements of deficiency against the Company since the Company was incorporated.

(l) To the Knowledge of the Company, the unpaid Taxes of the Company did not, as of the most recent fiscal month end, (A) exceed the reserve for Taxes set forth on the face of the Most Recent Balance Sheet, and (B) exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Company in filing its Tax Returns.

(m) The Company does not have a permanent establishment (as defined in any applicable Tax treaty) or other fixed place of business in, and is not tax resident in, any country other than the United States.

(n) The Company is in compliance in all material respects with applicable transfer pricing Laws and regulations under Code Section 482, including the maintenance of contemporaneous documentation as required by Law.

(o) The Company has complied in all material respects with all applicable sales and use Tax, employment Tax, and unclaimed property Laws.

(p) The Company is not a real property holding corporation as that term is defined in Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(q) The Company has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would (i) prevent, or could reasonably be expected to prevent, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) result in gain recognition to Company Stockholders pursuant to Section 367(a) of the Code.

(r) Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in this Section 3.11 are not intended to serve as representations and warranties regarding, or a guarantee of, nor can they be relied upon with respect to (i) Taxes attributable, or any Tax position taken with respect to, any taxable period (or portion thereof) beginning after the Closing Date (other than those representations and warranties set forth in clauses (h), (i) and (j) of this Section 3.11), or (ii) the amount of, or the absence of limitations on the use of, net operating losses, Tax credits, or other Tax attributes of the Company in any Tax period (or portion thereof) beginning after the Closing Date.

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Section 3.12 Employee Matters; Benefit Plans.

(a) Schedule 3.12(a) sets forth a true, complete, and correct list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to Parent true, complete, and correct copies of: (i) the plan document and all amendments thereto, (ii) the current summary plan description (if applicable), (iii) where applicable, the most recent determination or opinion letter from the IRS, (iv) all material non-routine correspondence with any Governmental Entity regarding such plan since January 1, 2025, (v) a written summary of the material terms of any Company Benefit Plan that is not set forth in a written document, (vi) the three most recently filed annual reports (Form 5500 series) and all schedules and financial statements attached thereto, (vii) all applicable coverage and nondiscrimination tests for the three most recently completed plan years, (viii) where applicable, a copy of each trust agreement or other funding arrangement, custodial agreement, insurance policy or contract, administration agreement or similar agreement, and each investment management or investment advisory agreement, and (ix) where applicable, all Forms 1094-C and 1095-C filed with respect to any Company Benefit Plan since January 1, 2025.

(b) Neither the Company nor any ERISA Affiliate sponsors, maintains, contributes to, or has any obligation to contribute to, or has ever sponsored, maintained, contributed to, or incurred any liability with respect to: (i) any plan subject to Title IV of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) any “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA or (iv) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(c) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or is entitled to rely on a prototype or volume submitter opinion letter. No event has occurred that would reasonably be expected to cause the loss of such qualification.

(d) Each Company Benefit Plan has been established, operated, and administered in compliance in all material respects with its terms and with applicable Laws, including ERISA and the Code. There are no material Legal Proceedings (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan. No non-exempt “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, nor any breach of fiduciary duty, has occurred with respect to any Company Benefit Plan that is reasonably likely to subject such Company Benefit Plan, any fiduciary thereof, the Company, or any of its ERISA Affiliates to any liability or penalty imposed under Section 502 of ERISA or excise tax imposed under Section 4975 of the Code.

(e) Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions (either alone or together with any other event) will (i) result in the accelerated vesting, payment, or funding of, or increase the amount of, any compensation or benefits under any Company Benefit Plan, (ii) result in any “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, or (iii) result in any material limitation on the right of the Company to amend, modify, or terminate any Company Benefit Plan. No Company Benefit Plan provides for any tax gross-up or similar payment to any current or former employee, officer, director, or other service provider in connection with the Contemplated Transactions.

(f) No Company Benefit Plan provides post-termination or post-retirement health, life insurance, or other welfare benefits, except as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code (or similar state Law) for which the individual pays the full cost of coverage. Each Company Benefit Plan that is a “group health plan” as defined in Section 5000(b)(1) of the Code complies in all respects with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, the Health Care and Education Reconciliation Act of 2010, and all regulations issued thereunder. Neither the Company nor any ERISA Affiliate thereof has incurred, and no event has occurred and no condition or circumstance exists that would reasonably be expected to subject the Company or any ERISA Affiliate thereof to, any penalty or excise Tax under Sections 4980D or 4980H of the Code. The Company has complied with the applicable reporting requirements under Sections 6055 and 6056 of the Code in all material respects.

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(g) Each Company Benefit Plan that is a “non-qualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated and administered in compliance with Section 409A of the Code in all material respects. No payment made or to be made under any “non-qualified deferred compensation plan” has been subject to taxation pursuant to, or any Taxes, interest, or penalties imposed by, Sections 409A or 457A of the Code.

(h) No Company Benefit Plan is subject to the Laws of any jurisdiction outside the United States, and the Company does not maintain or contribute to any plan, scheme, or arrangement mandated by a non-U.S. Governmental Entity for the benefit of employees located outside the United States.

Section 3.13 Labor Matters

(a) Schedule 3.13(a)(i) sets forth a true, complete, and correct list of all current employees of the Company as of the date hereof, including each employee’s name, job title, date of hire, FLSA exempt/non-exempt status, full-time or part-time status, work location, current base salary or hourly wage, and current target annual bonus. Schedule 3.13(a)(ii) sets forth a true, complete, and correct list of all current independent contractors and consultants of the Company, including a description of services and compensation terms.

(b) The Company is in compliance in all material respects with all applicable Laws relating to labor and employment, including those concerning wages, benefits, hours, worker classification, immigration, discrimination, harassment, paid sick leave, family and medical leave, unemployment insurance and workers’ compensation obligations and the payment of withholding and payroll Taxes. The Company has paid (or will pay no later than the Closing Date) all accrued wages, salaries, bonuses, commissions, and severance due to employees through the Closing Date. Without limiting the generality of the foregoing, the Company is in compliance in all material respects with all applicable state Laws regarding remote employees, including tax withholding, unemployment insurance, and workers’ compensation obligations in each state where employees work remotely.

(c) The employees of the Company are not, and have never been, represented by a labor union or works council, and, to the Knowledge of the Company, there has been no attempt to organize any employees for purposes of collective bargaining. There is no pending or, to the Knowledge of the Company, threatened strike, slowdown, work stoppage, or other material labor dispute involving the Company’s employees. Each employee of the Company is either a U.S. citizen, a lawful permanent resident, or otherwise authorized to work in the United States for the Company. The Company has properly completed and retained Form I-9s for all employees in accordance with applicable Law.

(d) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company by or on behalf of any current or former employee, officer, director, consultant or independent contractor, other than routine claims for benefits. No Governmental Entity is conducting, or to the Knowledge of the Company, threatening to conduct, any investigation or audit with respect to the Company’s employment practices.

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(e) The Company has not experienced a “plant closing” or “mass layoff” within the meaning of the WARN Act during the 90-day period preceding the date of this Agreement, and has complied with all applicable requirements under the WARN Act with respect to any such events.

(f) All current and former independent contractors and consultants of the Company have been properly classified as such under applicable Law. The Company has no “leased employees” within the meaning of Section 414(n) of the Code. To the Knowledge of the Company, no employee or current independent contractor of the Company is bound by any agreement with a third party that would materially interfere with the performance of such person’s duties to the Company. Each current employee and independent contractor of the Company has executed a confidentiality and invention assignment agreement in favor of the Company.

(g) To the Knowledge of the Company, no key employee has provided notice of an intention to resign or retire.

(h) No allegations of sexual harassment or sexual misconduct have been made in writing against any officer or employee of the Company, and the Company has not entered into any settlement agreement related to allegations of sexual harassment or misconduct by any officer or employee.

Section 3.14 Environmental Matters. The Company is in compliance in all material respects with all applicable Environmental Laws and is in material compliance with all Environmental Permits required for the conduct of its business; there are no pending or, to the Knowledge of the Company, threatened Environmental Claims against the Company; and the Company has not released any Hazardous Substance at, on, or under any property currently or formerly owned or leased by the Company in a manner that would reasonably be expected to result in material liability under Environmental Law.

Section 3.15 Insurance. Schedule 3.15 sets forth a true, complete, and correct list of all material insurance policies maintained by the Company as of the date of this Agreement (the “Insurance Policies”). All Insurance Policies are in full force and effect. The Company has not received any written notice of (a) cancellation or invalidation of any Insurance Policy (other than policies that have been replaced with substantially similar coverage), (b) denial of any material claim under any Insurance Policy, or (c) a material increase in premiums with respect to any Insurance Policy. There are no material claims pending under any Insurance Policy. The Company is in compliance in all material respects with its obligations under the Insurance Policies and is not in material breach or default thereunder. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance in all material respects with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

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Section 3.16 Legal Proceedings; Orders

(a) There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company, or any of its present or former directors, officers or employees in their capacity as such, that would reasonably be expected to be material to the Company.

(b) There is no material Order applicable to, imposed against, or binding upon the Company.

(c) There are no internal investigations or other internal inquiries conducted at the direction of the Company Board, and, to the Knowledge of the Company, there is no pending or threatened in writing investigation by any Governmental Entity, with respect to the Company.

Section 3.17 Privacy and Data Security

(a) The Company is in compliance in all material respects with, and since January 1, 2023, has complied with, all applicable Privacy and Information Security Laws and the Company’s own privacy and information security policies. Such compliance includes, where applicable, compliance with requirements governing cross-border transfers of Personal Information, including the implementation of lawful transfer mechanisms and related assessments. To the extent the Company Processes sensitive, special category, or otherwise regulated categories of Personal Information, such Processing complies in all material respects with applicable Privacy and Information Security Laws. To the extent the Company uses AI, machine learning, profiling, or other automated decision-making in connection with Personal Information, such use complies in all material respects with applicable Privacy and Information Security Laws. The Company’s related disclosures are accurate and complete in all material respects. To the Knowledge of the Company, neither the execution and delivery of this Agreement nor the consummation of the Closing will result in a material breach or violation of, or constitute a material default under, any applicable Privacy and Information Security Laws. No additional privacy-related consents, notices, or regulatory filings are required under applicable Privacy and Information Security Laws in connection with the execution, delivery, and performance of this Agreement and the consummation of the Contemplated Transactions beyond those that have been duly obtained, made, or completed. There are no pending or, to the Knowledge of the Company, threatened in writing, investigations, claims, demands, inquiries or complaints against the Company by any Person alleging a violation of Privacy and Information Security Laws or the Company’s privacy or information security policies or related to a Security Incident. The Company has not been subject to any investigation, inquiry, or proceeding by any Governmental Entity that has resulted in any finding of material noncompliance with Privacy and Information Security Laws, and there are no outstanding fines, penalties, consent decrees, or other material undertakings imposed by or agreed with any Governmental Entity relating to Privacy and Information Security Laws. The Company is not currently subject to any remediation obligations, monitoring, audits, or reporting requirements imposed by any Governmental Entity or agreed with any customer or other counterparty in connection with a Security Incident or alleged noncompliance with Privacy and Information Security Laws. The Company has provided all notices, obtained all consents and authorizations, and satisfied all other material requirements under applicable Privacy and Information Security Laws for its Processing of Personal Information in connection with the conduct of its business and the consummation of the Contemplated Transactions. All such consents and authorizations are valid, in full force and effect, and have not been withdrawn. The Company has the legal right to collect, use, Process, disclose, and transfer Personal Information as conducted in its business, including as contemplated in connection with the Contemplated Transactions. To the extent the Company uses third-party service providers to Process Personal Information, the Company has entered into written agreements with such service providers that (i) require such service providers comply with applicable Privacy and Information Security Law, (ii) require such service providers to implement reasonable and appropriate safeguards to protect such Personal Information, and (iii) impose restrictions on Processing consistent with the Company’s obligations. The Company conducts reasonable due diligence and oversight of such service providers and, to the Knowledge of the Company, no such service provider is in material violation of such agreements or applicable Privacy and Information Security Laws.

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(b) The Company has implemented and maintains, and has maintained since January 1, 2023, reasonable and appropriate organizational, technical, and physical safeguards consistent with good industry standards and designed to protect Personal Information and Company IT Systems from unauthorized access, use, disclosure, disruption, modification, or destruction. The Company conducts periodic assessments of its information security controls, including penetration testing and vulnerability assessments, and remediates identified vulnerabilities in a timely manner consistent with good industry practices. The Company has in place commercially reasonable disaster recovery plans and procedures that have proven effective upon testing. The Company IT Systems are adequate to support the conduct of the Company’s business as currently conducted and for reasonably anticipated future needs of the Company. Since January 1, 2023, the Company has not experienced any material Security Incident or any Security Incident that resulted in an obligation to notify any Person or Governmental Entity under applicable Privacy and Information Security Laws. To the Knowledge of the Company, no third party acting on its behalf has experienced any material Security Incident involving Personal Information in the Company’s custody or control. To the Knowledge of the Company, there are no material unremediated vulnerabilities in the Company IT Systems that would reasonably be expected to result in a material Security Incident. The Company owns or has valid rights to use all Company IT Systems necessary to conduct its business.

Section 3.18 Authority; Binding Nature of Agreement

(a) The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the Company Stockholder Approval, to consummate the Contemplated Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Contemplated Transactions, except for obtaining the Company Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. As set forth in the recitals to this Agreement, immediately following the execution and delivery of this Agreement, the Company will have obtained the Company Stockholder Approval by written consent in accordance with the Company’s certificate of incorporation, bylaws and the DGCL.

(b) The Company Board (at a meeting duly called and held) has unanimously: (i) determined that this Agreement and the Contemplated Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, are in the best interests of the Company Stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions in accordance with the requirements of the DGCL, and (iii) resolved to recommend that the Company Stockholders approve and adopt this Agreement by written consent (the “Company Board Recommendation”). This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

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Section 3.19 Takeover Statutes. The Company Board has taken all action necessary to render inapplicable to the Merger the restrictions on business combinations contained in Section 203 of the DGCL. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (together with Section 203 of the DGCL, “Takeover Statutes”) is applicable to this Agreement or the Contemplated Transactions.

Section 3.20 Non-Contravention; Consents.

(a) The execution, delivery, and performance of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions do not and will not: (i) result in a breach or violation of, or default under, the Company Charter Documents; (ii) with or without notice or lapse of time or both, result in a breach or violation of, or default under, any Company Material Contract, or create any Encumbrance (other than Permitted Encumbrances) on any assets of the Company; or (iii) result in a breach or violation of any Law or Order applicable to the Company.

(b) Except as may be required by the DGCL or applicable securities Laws, neither the Company nor any of its Affiliates is required to give notice to, deliver any report to, make any filing with, or obtain any consent or waiver from any Person prior to the Closing in connection with the execution, delivery, and performance of this Agreement or the consummation of the Contemplated Transactions, except for those that the failure to give, deliver, make, or obtain would not, individually or in the aggregate, reasonably be expected to be material to the Company.

Section 3.21 Non-TID U.S. Business. The Company does not engage in (a) the design, fabrication, development, testing, production or manufacture of one (1) or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. The Company has no current intention of engaging in such activities in the future.

Section 3.22 Affiliate Transactions.

(a) There are no Contracts or transactions between the Company and any Affiliate, director, officer, or stockholder of the Company (or any Affiliate of any such Person), other than employment arrangements and compensation in the ordinary course of business.

(b) No Affiliate, director, officer, or stockholder of the Company (or any Affiliate of any such Person) has any material interest in any property or asset used by the Company in the conduct of its business, or in any Company Material Contract.

Section 3.23 Material Customers and Vendors.

(a) Schedule 3.23(a) sets forth each Material Customer. Since January 1, 2025, the Company has not received any written notice that any Material Customer has ceased, terminated, or materially reduced its relationship with the Company, and, to the Knowledge of the Company, no Material Customer intends to do so. The Company is not involved in any material dispute with any Material Customer.

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(b) Schedule 3.23(b) sets forth each Material Vendor. Since January 1, 2025, the Company has not received any written notice that any Material Vendor has ceased, terminated, or materially reduced its relationship with the Company, and, to the Knowledge of the Company, no Material Vendor intends to do so. The Company is not involved in any material dispute with any Material Vendor.

Section 3.24 Financial Advisor. No agent, broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or other fee or commission in connection with this Agreement or the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

Section 3.25 No Other Representations. Except for the representations and warranties expressly set forth in this Article III (as qualified by the Disclosure Schedules), neither the Company nor any of its Affiliates, directors, officers, employees, agents, or representatives has made or is making any representation or warranty, express or implied, at law or in equity, with respect to the Company, its business, assets, liabilities, financial condition, results of operations, or prospects, or the Contemplated Transactions. Parent acknowledges that it has conducted its own independent investigation of the Company and is not relying on any representation or warranty of the Company not expressly set forth in this Agreement. Nothing contained in this Section 3.25 or elsewhere in this Agreement shall limit or restrict Parent’s right to pursue claims based on fraud or intentional misconduct. The representations and warranties set forth in this Agreement shall not be limited, qualified, or modified by any information (other than the Disclosure Schedules) made available to Parent or its Representatives, whether in any data room, management presentation, or otherwise.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (a) as disclosed with reasonable specificity in the Parent SEC Documents which are publicly available at least three (3) Business Days prior to the date of this Agreement (other than information that is (i) contained solely in the risk factors sections of such Parent SEC Documents and (ii) in any forward-looking statements in such Parent SEC Documents that are of a nature that they speculate about future developments), Parent and Merger Sub hereby represent and warrant to the Company as follows, to the extent permitted by applicable Law:

Section 4.1 Due Organization

(a) Parent is a public limited liability company that is (i) duly organized and validly existing under the Swedish Companies Act (2005:551) (Sw. aktiebolagslagen 2005:551), (ii) has limited liability company power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, with respect to clause (iii), where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Merger Sub is a corporation that is (i) duly organized, validly existing and in good standing under the Law of its jurisdiction of incorporation, (ii) has corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, with respect to clause (iii), where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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Section 4.2 Organizational Documents. Parent has made available to the Company accurate and complete copies of (i) the articles of association and certificate of incorporation of Parent and (ii) the certificate of incorporation and bylaws of Merger Sub, including all amendments thereto, as in effect on the date hereof. Parent and Merger Sub’s certificates of incorporation, bylaws, limited liability company agreement or other charter and organizational documents so delivered are in full force and effect.

Section 4.3 Capitalization

(a) As of the date hereof, the authorized share capital of Parent consists of not less than SEK 500,000 and not more than SEK 2,000,000, and the authorized number of shares consists of not less than 100,000,000 shares and not more than 400,000,000 shares. The authorized shares of Parent issued and outstanding as of the date hereof consist of 142,198,879 Parent Ordinary Shares.

(b) When issued in accordance with the terms of this Agreement and the Deposit Agreement, the Parent Ordinary Shares represented by Parent ADSs will entitle the holders thereof to the rights specified in the Deposit Agreement. The Parent Ordinary Shares underlying the Parent ADSs will be duly authorized, validly issued, fully paid, and non-assessable. Parent has issued, or will issue, the Parent ADSs against deposit of the underlying Parent Ordinary Shares in accordance with the terms of the Deposit Agreement.

(c) Except as set forth above or in Parent’s public filings, there are no outstanding options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, any share capital of Parent or obligating Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

Section 4.4 SEC Filings; Financial Statements. Parent has filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC (collectively, the “Parent SEC Documents”). Each Parent SEC Document, as of its respective filing date, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act. The consolidated financial statements of Parent included in the Parent SEC Documents or documents filed by Legato Merger Corp. III in connection with the De-SPAC Transaction, have been prepared in accordance with IFRS (or such other basis as is permitted under the rules and regulations of the SEC for foreign private issuers) applied on a consistent basis throughout the periods indicated, except as otherwise set forth therein or in the notes thereto.

Section 4.5 Absence of Changes. Since December 31, 2025 through the date hereof, to Parent’s Knowledge, there has not been any event, condition, change, occurrence or development that has had or would reasonably be expected to have a Parent Material Adverse Effect.

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Section 4.6 Private Placement. The Parent Ordinary Shares represented by Parent ADSs to be issued pursuant to this Agreement will be issued in a private placement exempt from registration under the Securities Act in reliance on Regulation D thereunder (or another available exemption) and will accordingly be restricted securities within the meaning of Rule 144(a)(3) promulgated under the Securities Act. When issued in accordance with the terms of this Agreement and the Deposit Agreement, the Parent Ordinary Shares represented by Parent ADSs will be duly authorized, validly issued, fully paid, and non-assessable, and will be free and clear of all Encumbrances (other than restrictions under applicable securities Laws and the Deposit Agreement). The book-entry positions on the books of the Depositary evidencing the Parent ADSs to be issued pursuant to this Agreement shall bear the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR OTHER SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THESE SECURITIES (I) AGREES THAT HE, SHE OR IT MAY NOT OFFER, SELL OR OTHERWISE TRANSFER THE SECURITIES EXCEPT (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR (C) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (II) AGREES THAT HE, SHE OR IT WILL GIVE TO EACH PERSON TO WHOM THE SECURITIES SUBSCRIBED BY HIM ARE TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND; SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF SUCH SECURITIES BE IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS AND FURTHER SUBJECT TO THE COMPANY’S AND THE DEPOSITARY’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C) ABOVE TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.”

Parent is authorized to instruct the Depositary to place stop-transfer instructions and book-entry notations on the Parent ADSs and to refuse to register any transfer that would violate this Section 4.6. Parent shall reasonably cooperate with any applicable Company Stockholder and the Depositary to remove the foregoing legend from Parent ADSs, subject to compliance with applicable securities laws, Rule 144, the effectiveness of any applicable resale registration statement, the Deposit Agreement, Depositary requirements, Parent’s insider trading and other compliance policies, and delivery of customary seller representations, broker representations, and legal opinions reasonably requested by Parent or the Depositary.

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Section 4.7 Authority; Binding Nature of Agreement

(a) Each of Parent and the Merger Sub has all requisite corporate or limited liability company power and authority to enter into this Agreement and to consummate the Contemplated Transactions, subject to any approvals by the general meeting of Parent, as applicable. The execution, delivery, and performance by Parent and the Merger Sub of this Agreement and the consummation of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Parent and the Merger Sub.

(b) The board of directors of Parent has duly adopted resolutions (i) determining that this Agreement and the Contemplated Transactions, including the Merger, are fair to, and in the best interests of, Parent and its shareholders, (ii) approving this Agreement and the Contemplated Transactions, including the Merger, and (iii) authorizing the execution, delivery, and performance of this Agreement and the issuance of Parent Ordinary Shares represented by Parent ADSs at the Closing.

(c) The board of directors of the Merger Sub has duly adopted resolutions (i) determining that this Agreement and the Contemplated Transactions, including the Merger, are in the best interests of Merger Sub and its sole stockholder, (ii) approving this Agreement and the Contemplated Transactions, including the Merger, (iii) directing that this Agreement be submitted to Parent (as the sole stockholder of Merger Sub) for adoption, and (iv) recommending that Parent adopt this Agreement.

Section 4.8 Non-Contravention; Consents

(a) Assuming compliance by Merger Sub with the applicable provisions of the DGCL, and subject to the listing requirements of NASDAQ, the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Contemplated Transactions do not and will not: (i) result in a breach or violation of, or default under, any of the provisions of the articles of association (bolagsordning) of Parent, as amended from time to time or the comparable governing instruments of Merger Sub; (ii) with or without notice or lapse of time or both, result in a breach or violation of, a termination (or right of termination) or default under, any change in or acceleration or creation of any obligations, or loss of rights pursuant to any Parent material Contract or the creation of any Encumbrance (other than Permitted Encumbrances) on any assets of Parent or Merger Sub, in each case that would be binding upon Parent or Merger Sub; or (iii) result in a breach or violation of any Law or Order applicable to Parent or Merger Sub, except in each case in clauses (i), (ii) and (iii), as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Except (i) as may be required under the Securities Act, the Exchange Act, the rules and regulations of NASDAQ, and applicable state securities or “blue sky” laws, (ii) any filings or approvals required under Swedish corporate law in connection with the issuance of Parent Ordinary Shares represented by Parent ADSs (including any required board or shareholder approvals and registration with the Swedish Companies Registration Office, if applicable), (iii) any approvals required from the Depositary or from NASDAQ (or any other applicable securities exchange) in connection with the listing of the Parent ADSs, and (iv) such other notices, reports, filings, consents, or waivers that, if not given, delivered, made, or obtained, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any of its Affiliates is required to give any notice to, deliver any report to, make any filing with, or obtain any consent or waiver from any Governmental Entity or other Person in connection with the execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions.

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Section 4.9 Financial Advisor. No agent, broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or other fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.10 Ownership of Shares. None of Parent, Merger Sub or any other Subsidiary of Parent is, nor at any time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 4.11 Tax Treatment. Neither Parent nor Merger Sub has taken or agreed to take any action, and neither is aware of any fact or circumstance, that would (i) prevent, or could reasonably be expected to prevent, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) result in gain recognition to Company Stockholders pursuant to Section 367(a) of the Code.

Section 4.12 No Other Representations. Except for the representations and warranties expressly set forth in this Article IV, neither Parent, Merger Sub nor any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, members, agents or representatives, has made or is making any express or implied representation or warranty of any kind or nature, whether written or oral, with respect to Parent, Merger Sub their respective businesses, operations, assets, liabilities, financial condition, results of operations or prospects, or the Contemplated Transactions.

ARTICLE V
CERTAIN COVENANTS OF THE PARTIES

Section 5.1 Access and Investigation. Subject to Section 5.9, during the period commencing on the date of this Agreement and ending at the earlier of the termination of this Agreement pursuant to Article VIII and the Effective Time (the “Pre-Closing Period”), upon reasonable notice, the Company shall, and shall cause its Representatives to: (a) provide Parent, Merger Sub and their respective Representatives with reasonable access during normal business hours to the Company’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company, in a manner that does not unreasonably interfere with the ordinary course operations of the Company; (b) provide Parent, Merger Sub and their respective Representatives with such copies of the existing books, records, Tax Returns, work papers, product data and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company as Parent, Merger Sub and their respective Representatives may reasonably request; and (c) permit Parent and Merger Sub’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of the Company responsible for the Company’s financial statements and internal controls to discuss such matters as Parent or Merger Sub may reasonably deem necessary or appropriate in connection with their due diligence review and their obligations under applicable securities Laws.

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Section 5.2 Operation of the Company’s Business. During the Pre-Closing Period, except (i) as required under this Agreement, (ii) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), (iii) as required by applicable Law, or (iv) as set forth in Schedule 5.2(a), the Company shall:

(a) conduct its business and operations in the ordinary course of business consistent with past practice;

(b) use its reasonable best efforts to (1) preserve intact its business organization and material assets, (2) keep available the services of its officers and employees who are integral to the operation of the business as presently conducted, (3) maintain in effect all of its Permits, (4) maintain satisfactory relationships with customers, lenders, suppliers, licensors, licensees, distributors, regulators and others having material business relationships with the Company and (5) manage cash, collections, disbursements and accruals in a manner consistent with past practice; and

(c) not, directly or indirectly, do any of the following:

(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its Equity Interests;

(ii) redeem, repurchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, directly or indirectly, any of its Equity Interests or any other securities;

(iii) sell, issue, grant or authorize the issuance or grant of (A) any Equity Interests or other security of the Company, (B) any option, call, warrant, phantom stock right, stock purchase or stock appreciation right, restricted stock unit, performance stock unit or right to acquire any Equity Interests or other security of the Company, or (C) any instrument convertible into or exchangeable for any Equity Interests or other security of the Company, in each case other than: (x) the issuance of shares of Company Common Stock upon the exercise of Company Options outstanding as of the date of this Agreement, in accordance with the terms of such Company Options as in effect on the date of this Agreement, and (y) grants or awards of equity required to be made pursuant to the terms of existing employment or other written compensation agreements in effect as of the date of this Agreement and listed on Schedule 3.12(a);

(iv) split, combine or reclassify any of its Equity Interests or enter into any agreement with respect to the voting of any Equity Interests of the Company or any securities convertible into or exchangeable for such Equity Interests;

(v) except (1) as contemplated by Section 5.10 or (2) to the extent required by applicable Law or pursuant to a Company Benefit Plan in effect prior to the date of this Agreement and set forth in Schedule 3.12(a), (A) increase the salary, wages, benefits, bonuses or other compensation payable or to become payable to any current or former employee, officer, director, consultant or other service provider of the Company; (B) grant or increase any severance, change of control, retention, termination or similar pay to any such individual; (C) enter into, establish, adopt, modify, amend or terminate any Company Benefit Plan (or any arrangement that would constitute a Company Benefit Plan if in effect on the date hereof); (D) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Company Benefit Plan; (E) terminate the employment or services of any employee, officer, director or consultant of the Company, other than terminations for cause in the ordinary course of business consistent with past practice; (F) hire or engage any new employee, officer, director or consultant of the Company; (G) recognize any new union, works council or similar employee representative organization; (H) implement or announce any plant closing or employee layoff that would implicate the WARN Act; or (I) enter into any collective bargaining agreement, agreement to form a works council, or other similar labor agreement, or commit to enter into any such agreement;

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(vi) amend, modify, waive, rescind or otherwise change any provision of, or permit the adoption of any amendment to, the Company Charter Documents;

(vii) incur or assume any Indebtedness, except for unsecured current obligations incurred in the ordinary course of business consistent with past practice;

(viii) make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate;

(ix) acquire, lease, license or sublicense any right, property or other asset (including Intellectual Property) or any securities, interests or businesses from any Person, or sell, assign, abandon, permit to lapse or otherwise transfer or dispose of, or incur any Encumbrance (except for Permitted Encumbrances) on, any right, property or other asset (including Intellectual Property) or any securities, interests or businesses, in each case, other than purchases of inventory or supplies, grants of non-exclusive licenses of Company Intellectual Property to customers, channel partners, or vendors, licenses of commercially available off-the-shelf Software taken by the Company, and Permitted Encumbrances incurred, in each case in the ordinary course of business consistent with past practice;

(x) change any of its methods of accounting or accounting practices in any material respect, except as required by GAAP or applicable Law;

(xi) enter into a new line of business or abandon or discontinue any existing line of business;

(xii) make any loans, advances or capital contributions to, or investments in, any other Person;

(xiii) enter into any transaction or Contract with any Affiliate of the Company, including any stockholder, director, officer or employee of the Company;

(xiv) form any Subsidiary;

(xv) merge or consolidate with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company (other than the Contemplated Transactions);

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(xvi) settle or compromise any Tax liability, agree to any extension or waiver of the statute of limitations with respect to any Taxes or Tax Returns (other than customary extensions obtained in the ordinary course of business), make, change or rescind any Tax election, or amend any Tax Return or take any action outside the ordinary course of business that would reasonably be expected to materially increase the Tax liability of the Company in respect of any post-Closing Tax period unless required by Law;

(xvii) write up, write down or write off the book value of any assets, except in accordance with GAAP consistently applied;

(xviii) compromise, settle or offer or propose to settle any Legal Proceeding or other claim;

(xix) initiate, settle or compromise any dispute related to any Intellectual Property Registrations or any third-party Intellectual Property;

(xx) (A) terminate, cancel, assign, renew or agree to any amendment of, change in, or waiver under any Company Material Contract, (B) enter into any Contract that, if existing on the date of this Agreement, would be a Company Material Contract, or (C) amend or modify any Contract in existence on the date hereof that, after giving effect to such amendment or modification, would be a Company Material Contract, in each case, other than entering into, renewing, or amending Contracts with customers or vendors in the ordinary course of business consistent with past practice;

(xxi) fail to maintain in full force and effect the Insurance Policies (or replacement or substitute policies providing comparable coverage);

(xxii) take any action that would reasonably be expected to prevent, impede, interfere with, hinder or delay the consummation of the Contemplated Transactions;

(xxiii) accelerate the collection of accounts receivable, delay or defer payment of accounts payable or other liabilities, defer payroll, bonuses, commissions or other accrued obligations, enter into customer prepayment arrangements, reduce ordinary course operating expenditures, or take any other action with respect to such matters outside the ordinary course of business consistent with past practice; or

(xxiv) agree, resolve or commit to take any of the actions described in clauses (i) through (xxiii) above.

Without limiting the foregoing, the Company shall not take, authorize or permit any action that is primarily intended to artificially increase the Closing Cash Amount, reduce Closing Indebtedness Amount or reduce Closing Transaction Expenses.

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Section 5.3 No Solicitation of Other Bids.

(a) During the Pre-Closing Period:

(i) The Company shall not, and shall not authorize or knowingly permit any of its Representatives to, directly or indirectly (other than with respect to the Contemplated Transactions), (A) solicit, initiate, propose, knowingly facilitate or knowingly encourage any inquiries, proposals or offers that constitute, or that could reasonably be expected to lead to, an Acquisition Proposal, (B) enter into, engage in, continue or otherwise participate in any discussions or negotiations with any third party regarding a possible Acquisition Proposal, or furnish to any third party any information or data or provide access to the businesses, properties, assets, books, records or personnel of the Company, in each case in connection with any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (C) grant any waiver, amendment or release of or under, or fail to enforce, any confidentiality, standstill or similar agreement (or any confidentiality, standstill or similar provision of any other Contract) with respect to any Acquisition Proposal, (D) approve, endorse or recommend any Acquisition Proposal, (E) enter into any letter of intent, agreement, contract, commitment or agreement in principle with respect to any Acquisition Proposal, or enter into any agreement, contract or commitment requiring the Company to abandon, terminate or fail to consummate the Contemplated Transactions or that would otherwise materially impede the ability of Parent and Merger Sub to consummate the Contemplated Transactions, or (F) propose, resolve or agree to do any of the foregoing;

(ii) the Company shall, and shall direct its Representatives to, (A) immediately cease and terminate any existing solicitations, encouragements, facilitations, discussions or negotiations with any third party with respect to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, and (B) promptly following the date hereof terminate any physical or electronic data room access previously granted to any such third party and use commercially reasonable efforts to cause all non-public information previously provided by or on behalf of the Company to any such third party to be returned or destroyed in accordance with the terms of any applicable confidentiality agreement;

(iii) the Company shall promptly (and in any event within three (3) Business Days after receipt thereof) advise Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry that could reasonably be expected to result in an Acquisition Proposal, including the material terms and conditions of such Acquisition Proposal or inquiry and the identity of the Person making the same.

Section 5.4 Company Stockholder Written Consent.

(a) Immediately following the execution and delivery of this Agreement, the Company shall deliver to Parent the Stockholder Written Consent, which shall become effective by its terms immediately following the execution of this Agreement by the parties hereto.

(b) No later than five (5) Business Days after the date of this Agreement, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every Company Stockholder that did not execute the Stockholder Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board unanimously determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Company Stockholders and unanimously approved and adopted this Agreement and the Contemplated Transactions, (ii) provide the Company Stockholders to whom it is sent with notice of the actions taken in the Stockholder Written Consent, including the approval and adoption of this Agreement and the Contemplated Transactions in accordance with Section 228(e) of the DGCL and the bylaws of the Company and (iii) notify such Company Stockholders of their dissent and appraisal rights pursuant to Section 262 of the DGCL. The Stockholder Notice shall include therewith a copy of Section 262 of the DGCL and all such other information as Parent shall reasonably request, and shall be sufficient in form and substance to start the twenty (20) day period during which a Company Stockholder must demand appraisal of such Company Stockholder’s Company Common Stock as contemplated by Section 262(d)(2) of the DGCL. All materials submitted to the Company Stockholders in accordance with this Section 5.4(b) shall be subject to Parent’s advance review and reasonable approval.

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Section 5.5 Notice of Certain Events.

(a) During the Pre-Closing Period, the Company shall promptly (and in any event within three (3) Business Days after becoming aware thereof) notify Parent in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company hereunder not being true and correct, (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.2 to be satisfied or (D) would have been required to be disclosed on the Disclosure Schedules if such fact, circumstance, event or action had existed or been known to the Company as of the date of this Agreement;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions;

(iii) any notice or other communication from any Governmental Entity in connection with the Contemplated Transactions; and

(iv) any Legal Proceedings commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.16 or that relates to the consummation of the Contemplated Transactions.

(b) Any notice delivered pursuant to this Section 5.5, and any update or supplement to the Disclosure Schedules delivered by the Company after the date of this Agreement (whether prior to or at the Closing) shall be for informational purposes only and shall not: (i) be deemed to waive, cure, modify, or limit any breach of any representation or warranty of the Company contained in this Agreement; (ii) limit or otherwise affect any rights or remedies of Parent under this Agreement, including Parent’s right to terminate this Agreement or to assert a claim for indemnification under Article VII; or (iii) be taken into account for purposes of determining whether any of the conditions set forth in Article VI have been satisfied. For the avoidance of doubt, the Company shall not be permitted to update or supplement the Disclosure Schedules in a manner that cures any breach of the representations and warranties of the Company for purposes of the conditions to Closing or indemnification under this Agreement.

Section 5.6 Optionholder Releases. The Company will deliver prior to the Closing, to each Company Optionholder an Optionholder Release in form and substance reasonably satisfactory to Parent, and the Company shall use reasonable best efforts to obtain executed Optionholder Releases from all Company Optionholders prior to the Closing.

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Section 5.7 Registration of Parent ADSs.

(a) Parent shall, as soon as practicable following the Closing (but in any event no later than thirty (30) calendar days following the Closing Date), file with the SEC a registration statement on Form F-1 (or such other form as may be appropriate) (a “Resale Registration Statement”) for the purpose of registering the resale of the Parent Ordinary Shares represented by Parent ADSs issued pursuant to this Agreement and, to the extent permitted by applicable SEC rules, any Parent Ordinary Shares represented by Parent ADSs that may become issuable pursuant to the Earnout. Parent shall use commercially reasonable efforts to (i) cause such Resale Registration Statement to be declared effective as promptly as practicable after the filing thereof and, in any event, no later than ninety (90) calendar days following the Closing Date (or, if the SEC issues written comments to the Resale Registration Statement, one hundred twenty (120) calendar days following the Closing Date), provided that Parent shall not be deemed in breach of this Section to the extent any delay results from SEC comments, SEC policies, changes in applicable Law or other matters outside Parent’s reasonable control, (ii) respond promptly to any SEC comments or requests for additional information and (iii) maintain the effectiveness of such Resale Registration Statement (and prepare and file with the SEC such amendments and supplements as may be necessary to keep the Resale Registration Statement continuously effective, available for use and in compliance with the applicable provisions of the Securities Act) until the earlier of (A) the date on which all registrable Parent Ordinary Shares represented by Parent ADSs covered thereby have been sold pursuant to such Resale Registration Statement or (B) the date on which all such Parent Ordinary Shares represented by Parent ADSs may be sold pursuant to Rule 144 under the Securities Act without limitation as to volume, manner of sale or current public information requirements.

(b) Each Company Stockholder shall furnish to Parent such information regarding itself, the Parent Ordinary Shares represented by Parent ADSs held by such holder and the intended method of disposition thereof as Parent may reasonably request in connection with the preparation, filing, effectiveness and maintenance of the Resale Registration Statement. Parent shall have no obligation to include in the Resale Registration Statement any securities held by a Company Stockholder that fails to furnish such information within a reasonable period following Parent’s request. Each Company Stockholder shall promptly notify Parent of any change in information previously furnished by such holder that would cause the information contained in the Resale Registration Statement relating to such holder to become misleading. Each Company Stockholder, severally and not jointly, shall indemnify and hold harmless Parent and its directors, officers and controlling persons from and against any Losses arising out of or based upon any untrue statement or alleged untrue statement of fact contained in the Resale Registration Statement, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent such statement or omission was made in reliance upon and in conformity with written information furnished by or on behalf of such Company Stockholder specifically for use therein. Any claim for indemnification under this paragraph shall be subject to the procedures and limitations set forth in Article VII.

(c) If the SEC limits the number of securities that may be registered for resale pursuant to the Resale Registration Statement, Parent may reduce the number of Parent Ordinary Shares represented by Parent ADSs included therein to the extent required by the SEC and may register any omitted securities as promptly as reasonably practicable thereafter.

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(d) Parent may suspend the use of any Resale Registration Statement if the board of directors of Parent determines in good faith that (x) in order for such Resale Registration Statement not to contain a material misstatement or omission, an amendment or supplement thereto would be required or (y) the use or continued effectiveness of such Resale Registration Statement would require disclosure of material nonpublic information that Parent has a bona fide business purpose for preserving as confidential, including in connection with a material acquisition, financing, disposition or other significant transaction (a “Suspension Event”). Upon receipt of written notice from Parent of a Suspension Event, each Company Stockholder shall immediately discontinue dispositions of Parent Ordinary Shares represented by Parent ADSs pursuant to the Resale Registration Statement until such Company Stockholder receives written notice from Parent that the Suspension Event has ended and that any required amendment or supplement has been filed or otherwise made available. Notwithstanding the foregoing, (i) Parent shall not so suspend the use of the Resale Registration Statement for a period of more than sixty (60) consecutive days, not more than twice and not more than a total of ninety (90) calendar days, in each case during any three hundred sixty (360) day period and (ii) Parent shall use commercially reasonable efforts to make such Resale Registration Statement available for use as promptly as practicable thereafter.

Section 5.8 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause to be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Entities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) The Company shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.20.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Entity regarding the Contemplated Transactions;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the Contemplated Transactions; and

(iii) in the event any Order by a Governmental Entity adversely affecting the ability of the parties to consummate the Contemplated Transactions has been issued, to have such Order vacated or lifted.

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(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Entity or the staff or regulators of any Governmental Entity, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Company and Governmental Entities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Entities or the staff or regulators of any Governmental Entities, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e) Notwithstanding the foregoing, nothing in this Section 5.8 shall require, or be construed to require, Parent or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Company Material Adverse Effect or materially and adversely impact the economic or business benefits to Parent of the Contemplated Transactions; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.9 Filings, Approvals and Cooperation.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto will use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable (including making any requisite filings or giving any requisite notices) under applicable Laws to consummate and make effective the Contemplated Transactions as expeditiously as practicable and to ensure that the conditions set forth in Article VI are satisfied, insofar as such matters are within the control of any of them. Without limiting the generality of the foregoing and subject to Section 5.1, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall each furnish to the other such necessary information and reasonable assistance as the other party may reasonably request in connection with the foregoing.

(b) In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, each of the parties to this Agreement shall take or cause to be taken all such necessary action, including the execution and delivery of such further instruments and documents, as may be reasonably requested by any party hereto for such purposes or otherwise to consummate the Contemplated Transactions.

Section 5.10 Employee Compensation and Benefits. For a period commencing upon the Effective Time and continuing through the first anniversary of the Effective Time, Parent shall provide, or cause to be provided, to each employee of the Company set forth on Schedule 5.10 (each, a “Continuing Employee”): (i) total cash compensation (including base salary or base hourly rate, as applicable, and bonus opportunities) that is at least equal to the cash compensation (excluding equity-based compensation and retention benefits) provided to such Continuing Employee immediately prior to the Effective Time; and (ii) retirement benefits and health and welfare benefits that are, in the aggregate, substantially comparable to those provided to such Continuing Employee immediately prior to the Effective Time (excluding any defined benefit retirement benefits or post-employment welfare benefits).

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(a) Nothing in this Section 5.10 or elsewhere in this Agreement is intended to, or shall be construed to: (i) be treated as an amendment to any employee benefit or retirement plan, including any Company Benefit Plan or Parent Benefit Plan; (ii) prevent Parent from amending or terminating any of its benefit plans (or any Company Benefit Plan following the Effective Time) in accordance with their terms; (iii) create a right to employment with Parent, the Surviving Corporation, or any of their Affiliates (and the employment of each Continuing Employee shall be “at will”); or (iv) create any third-party beneficiary rights in any employee of the Company (or any beneficiary or dependent thereof) with respect to compensation, terms of employment, or benefits.

(b) From and after the Closing Date, Parent shall cause the Surviving Corporation to honor, in accordance with its terms, each existing employment, change in control, retention, or severance agreement of the Company set forth in Schedule 5.10.

(c) To the extent applicable, with respect to each Continuing Employee, Parent shall, and shall cause the Surviving Corporation and its applicable Affiliates to, use commercially reasonable efforts to give each Continuing Employee full credit for purposes of eligibility, vesting, and benefit accrual (other than for purposes of benefit accrual under any defined benefit pension plan) under each Parent Benefit Plan in which such Continuing Employee is eligible to participate following the Effective Time, for such Continuing Employee’s service with the Company prior to the Effective Time, to the same extent such service was credited under the analogous Company Benefit Plan immediately prior to the Effective Time; provided, however, that no such service credit shall be required to the extent it would result in duplication of benefits for the same period of service, would exceed the maximum period of service recognized under the applicable Parent Benefit Plan for such purpose, or is not permitted under applicable Law.

(d) With respect to each Continuing Employee (and his or her eligible dependents) who becomes eligible to participate in a group health or welfare plan of Parent or its Affiliates following the Effective Time, Parent shall use commercially reasonable efforts to cause the applicable Parent Benefit Plan to: (i) waive any limitation on benefits relating to pre-existing conditions, actively-at-work requirements, or waiting periods, to the extent such limitation or waiting period would not have applied to the Continuing Employee (or such eligible dependent) under the analogous Company Benefit Plan immediately prior to the Effective Time; and (ii) give credit, under the applicable Parent group health plan, for any amounts paid by the Continuing Employee (or such eligible dependent) toward deductibles, co-payments, and out-of-pocket maximums under the analogous Company Benefit Plan during the plan year in which the Effective Time occurs, for purposes of satisfying any applicable deductible, co-payment, and out-of-pocket maximum requirements under the applicable Parent group health plan in the same plan year.

(e) Notwithstanding the foregoing, during the period between the date of this Agreement and the Closing, Parent and the Company shall cooperate in good faith to evaluate the most appropriate manner of providing compensation and benefits to Continuing Employees following the Closing. To the extent available, practicable and permitted under applicable Law and the terms of the applicable plans, Parent may permit Continuing Employees to continue participating in one or more Company Benefit Plans for a transitional period following the Closing. Nothing in this Agreement shall require Parent to maintain any Company Benefit Plan following the Closing or restrict Parent’s ability to transition Continuing Employees to Parent Benefit Plans at such time and in such manner as Parent determines.

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(f) At the Closing, Parent shall provide, or cause to be provided, to the individuals set forth on Schedule 5.10 the retention bonuses and restricted stock units to acquire Parent Ordinary Shares represented by Parent ADSs set forth opposite such individuals’ names on such Schedule, which shall include additional grants of restricted stock units to acquire Parent Ordinary Shares represented by Parent ADSs to account for the receipt by the Company Optionholders of the Notional Option Earnout Value; provided that each such individual remains employed by the Company through the Closing and executes such bonus, award, restrictive covenant and other customary documentation as Parent may reasonably require. Any such restricted stock units shall be granted under Parent’s applicable equity incentive plan and shall be subject to the terms of such plan, the applicable award agreement, applicable Law, withholding and any required corporate, stock exchange or securities law approvals.

Section 5.11 Certain Tax Matters.

(a) The Stockholder Representative shall timely prepare or cause to be prepared and Parent shall file, or shall cause to be filed, all income Tax Returns of the Company that are required to be filed (taking into account any extensions) after the Closing Date for any Pre-Closing Tax Period (“Stockholder Tax Returns”). All Stockholder Tax Returns shall be prepared in a manner consistent with the Company’s past practice, except to the extent required by applicable Law or as provided for in this Agreement. Each Stockholder Tax Return shall be submitted to Parent for Parent’s review and comment at least twenty (20) days prior to the due date for such Tax Return (taking into account applicable extensions), and the Stockholder Representative shall consider in good faith any reasonable comments made by Parent in any such Tax Return prior to the filing of such Tax Return.

(b) Parent shall prepare and timely file, or cause to be prepared and timely filed, (i) all Tax Returns required to be filed by the Company for any Straddle Period and (ii) all Tax Returns of the Company that are required to be filed (taking into account any extensions) after the Closing Date for any Pre-Closing Tax Period other than any Stockholder Tax Returns (“Parent Tax Returns”). Parent shall cause each Parent Tax Return to be prepared in a manner consistent with past practice of the Company, except to the extent required by applicable Law or as provided in this Agreement. Each Parent Tax Return shall be submitted to the Stockholder Representative at least twenty (20) days prior to the due date for such Tax Return (taking into account applicable extensions) and Parent shall consider in good faith any reasonable comments made by Stockholder Representative in any such Tax Return prior to filing such Tax Return.

(c) The Company, Merger Sub and Parent shall cooperate and use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any affiliate or any subsidiary to, take any actions or cause any action to be taken that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(d) Parent, Merger Sub and the Company adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

(e) The Company, Merger Sub and Parent shall file all Tax Returns and otherwise report the Merger, for all purposes, consistently with the Intended Tax Treatment, and shall not take any Tax reporting position inconsistent with the Intended Tax Treatment, in each case, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code following an audit. Such tax information reporting shall include the reporting requirements under Treasury Regulation Section 1.367(a)-3(c)(6).

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(f) For purposes of this Agreement, the portion of any Tax that relates to the portion of any Straddle Period ending on the Closing Date shall (a) in the case of real property, personal property and similar ad valorem Taxes be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction (i) the numerator of which is the number of days in the Straddle Period ending on the Closing Date and (ii) the denominator of which is the number of days in the entire Straddle Period, and (b) in the case of any other Tax, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on and included the Closing Date.

(g) The Company shall be liable for fifty percent (50%) and Parent shall be liable for fifty percent (50%) of any Transfer Taxes. The party hereto required under applicable Law to do so shall file or cause to be filed all Tax Returns with respect to any Transfer Taxes and, if required by applicable Law, the other parties hereto, as applicable, shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns. The applicable parties hereto shall cooperate with one another in the filing of any Tax Returns with respect to Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such Tax Return.

(h) Parent and the Stockholder Representative shall use their commercially reasonable efforts to cooperate with each other in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Contest with respect to any Tax Return for a Pre-Closing Tax Period. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information in its possession which may be reasonably relevant to any such Tax Contest, making appropriate persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and providing information for purposes of complying with the reporting requirements under Treasury Regulations Section 1.367(a)-3(c)(6).

(i) If, subsequent to the Closing, Parent receives notice of a Tax Contest with respect to any Tax Return for a Pre-Closing Tax Period with respect to which an Indemnified Party may claim a right to indemnification under this Agreement, then within 10 days after receipt of such notice, Parent shall notify the Stockholder Representative of such notice; provided, however, that any failure on the part of Parent to so notify the Stockholder Representative shall not limit any of the obligations of the Stockholders under Article VII (except to the extent such failure materially prejudices the defense of such Tax Contest). Parent shall have the right, at its election, to control the conduct and resolution of such Tax Contest, and if Parent so proceeds with the control of any such Tax Contest, Parent shall keep the Stockholder Representative reasonably informed of all material developments on a timely basis, Stockholder Representative may participate in, but not control, the dispute of such Tax Contest at the Company Stockholders’ costs and expense, and Parent shall not settle such Tax Contest in a manner that shall give rise to indemnification under this Agreement without the Stockholder Representative’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. To the extent this Section 5.11(i) is inconsistent with Section 7.5, this Section 5.11(i) shall control.

(j) Without the prior written consent of the Stockholder Representative (not to be unreasonably withheld, conditioned or delayed), Parent shall, unless required by Law, not, and shall not permit any Affiliate to, (i) amend any Tax Return of the Company for a Pre-Closing Tax Period, (ii) make or change any Tax election of or with respect to the Company that has retroactive effect to any Pre-Closing Tax Period, (iii) enter into any voluntary disclosure agreement with a Governmental Entity with respect to Taxes of the Company for any Pre-Closing Tax Period, or (iv) extend or waive the statute of limitations that applies to Taxes payable by the Company for any Pre-Closing Tax Period with a Governmental Entity; provided, that Parent may take (or permit any Affiliate to take) any of the foregoing actions to the extent such action could not reasonably be expected to result in a claim for indemnification by an Indemnitee under this Agreement.

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(k) The Company Stockholders shall be entitled to all refunds and credits actually received by the Company after the Closing Date that relate solely to a Pre-Closing Tax Period, net of any reasonable costs or Taxes incurred by Parent or the Company (or any Affiliate thereof) in connection with receiving such refunds, credits (any such net amount, a “Tax Refund”). Parent shall pay or cause to be paid to the Company Stockholders any such Tax Refund promptly after receipt of the applicable Tax Refund (or, in the case of a credit, promptly after the use of such credit which actually serves to reduce Taxes otherwise payable calculated on a with and without basis), and shall take any actions reasonably requested by the Stockholder Representative to obtain any such Tax Refund at the Stockholder Representative’s expense. If any such Tax Refund is subsequently disallowed (including any and all penalties, interest, additions to Tax and other costs associated therewith imposed on the Company) the Company Stockholders shall promptly reimburse any such amounts to Parent.

(l) Any Transaction Tax Deductions shall be allocated to a Pre-Closing Tax Period, to the extent permitted by applicable Law.

Section 5.12 Indemnification of Officers and Directors.

(a) For six years after the Effective Time, Parent shall cause the certificate of incorporation and by-laws of the Surviving Corporation to contain provisions with respect to indemnification, advancement of expenses, and exculpation that are at least as favorable to the D&O Indemnified Parties as the indemnification, advancement of expenses, and exculpation provisions set forth in the Company Charter Documents as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b) Prior to the Closing, the Company shall obtain and fully pay for “tail” insurance policies with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the D&O Indemnified Parties as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the Contemplated Transactions) (the “D&O Tail Policy”). The Company shall bear the cost of the D&O Tail Policy. During the term of the D&O Tail Policy, Parent shall not (and shall cause the Surviving Corporation not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that neither Parent, the Surviving Corporation nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy.

(c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.12.

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(d) The provisions of this Section 5.12 are (i) intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party, his or her heirs and his or her Representatives and (ii) shall not be deemed to be exclusive of any other rights to indemnification or contribution that any such individual may have under any certificate of incorporation or bylaws, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.12 shall not be terminated or modified in such a manner as to adversely affect the rights of any D&O Indemnified Party unless (x) such termination or modification is required by applicable Law or (y) the affected D&O Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the D&O Indemnified Parties shall be third party beneficiaries of this Section 5.12).

Section 5.13 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or making any other public statement, or scheduling a press conference or conference call with investors or analysts, with respect to this Agreement or the Contemplated Transactions and shall not issue any such press release or make any such other public statement without the consent of the other party, which shall not be unreasonably withheld, delayed or conditioned, except as such release or announcement may be required by applicable Law, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party will consider such comments in good faith.

Section 5.14 Takeover Laws. If any Takeover Statute may become, or may purport to be, applicable to the Contemplated Transactions, each of Parent and the Company and the members of its respective board of directors, to the extent permissible under applicable Law, shall grant such approvals and take such actions, in accordance with the terms of this Agreement, as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable, and in any event prior to the End Date, on the terms and conditions contemplated hereby and otherwise, to the extent permissible under applicable Law, act to eliminate the effect of any Takeover Statute on any of the Contemplated Transactions.

Section 5.15 Confidentiality. Parent and the Company hereby acknowledge and agree to continue to be bound by (i) the Mutual Non-Disclosure Agreement, dated as of February 27, 2025, between Parent and the Company and (ii) the Mutual Non-Disclosure Agreement, dated as of May 12, 2026 between Parent and the Company (collectively, the “Confidentiality Agreement”). All information provided by or on behalf of the Company or its Subsidiaries, on the one hand, and Parent, on the other hand, pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement.

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Section 5.16 Lock Up of Parent ADSs.

(a) The Parent Ordinary Shares represented by Parent ADSs issued to the Company Stockholders at the Closing pursuant to this Agreement shall be released from the lock-up restrictions as follows:

(i) Twenty-five percent (25%) of the Parent Ordinary Shares represented by Parent ADSs held by each Company Stockholder (the “Tranche 1 Shares”) shall be released from the lock-up restrictions on the date that is one (1) month following the Closing Date; provided, that any sale of Tranche 1 Shares pursuant to this Section 5.16(a)(i) shall be permitted only if, at the time of such sale, Parent ADSs are trading at a price equal to or greater than eighty-five percent (85%) of the De-SPAC Price, provided further, that any Tranche 1 Shares then remaining shall be released from the lock-up restrictions concurrently with the Tranche 2 Shares in accordance with the terms set forth in Section 5.16(a)(ii) below; and

(ii) The remaining seventy-five percent (75%) of the Parent Ordinary Shares represented by Parent ADSs held by each Company Stockholder (the “Tranche 2 Shares”) shall be released from the lock-up restrictions on the earliest to occur of (i) the date that is six (6) months after the Closing Date; (ii) the date on which the VWAP of a Parent ADS equals or exceeds US$18.00 per Parent ADS for any twenty (20) trading days within any thirty (30) consecutive trading day period ending after the Closing Date; or (iii) the date on which a Change of Control of Parent is consummated.

(b) Until released from the lock-up in accordance with this Section, no Company Stockholder shall, directly or indirectly, sell, offer to sell, contract to sell, pledge, grant any option to purchase, lend, hedge, short sell, swap, enter into any derivative transaction (whether settled by delivery of Parent ADSs, other securities, cash, or otherwise), transfer by gift or distribution, or otherwise dispose of or transfer any economic interest in the Parent ADSs subject to this Section 5.16 (including any transfer of beneficial ownership).

(c) Permitted Transfers. Notwithstanding Section 5.16(b), the following transfers shall be permitted, provided that (i) such transfer does not involve a disposition for value and (ii) the transferee agrees in writing (in a form reasonably satisfactory to Parent) to be bound by the lock-up restrictions set forth in this Section 5.16 for the remainder of the applicable lock-up period (and no permitted transfer shall extend, shorten, or otherwise modify the applicable lock-up period): (i) transfers to Affiliates of the Company Stockholder; (ii) transfers to immediate family members or trusts for the benefit of the Company Stockholder or immediate family members; (iii) transfers by will or intestacy; (iv) transfers pursuant to a court order or domestic relations order; and (v) in the case of an entity, transfers to its equityholders, partners, members, or beneficiaries. Any transfer permitted under this Section shall remain subject to compliance with applicable securities laws and the Deposit Agreement.

(d) Legend and Stop-Transfer Instructions. The Parent ADSs shall bear a customary restrictive legend reflecting the lock-up restrictions set forth in this Section 5.16. Parent is authorized to instruct the Depositary to place stop-transfer instructions and book-entry notations on the Parent ADSs and to refuse to register any transfer that would violate this Section.

(e) Legend Removal. Parent shall reasonably cooperate with the applicable Company Stockholder and the depositary to remove any legend or notation reflecting the lock-up restrictions set forth in this Section 5.16 from Parent ADSs released from the lock-up, subject to compliance with applicable securities laws, Rule 144, the effectiveness of any applicable resale registration statement, the Deposit Agreement, Depositary requirements, Parent’s insider trading and other compliance policies, and delivery of customary seller representations, broker representations, and legal opinions reasonably requested by Parent or the Depositary. For the avoidance of doubt, the release of any Parent ADSs from the lock-up restrictions set forth in this Section shall not, by itself, require Parent or the Depositary to remove any legend or restriction imposed under applicable securities laws.

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(f) Registration Does Not Override Lock-Up. The filing or effectiveness of any registration statement covering the Parent Ordinary Shares represented by Parent ADSs shall not release any Parent Ordinary Shares represented by Parent ADSs from the lock-up restrictions set forth in this Section 5.16 or obligate Parent to permit any sale prior to the applicable release date under this Section 5.16.

(g) Adjustments. The De-SPAC Price, the eighty-five percent (85%) threshold, and the US$18.00 per Parent ADS threshold shall be equitably adjusted to reflect any share split, reverse share split, share dividend, subdivision, combination, recapitalization, reclassification, exchange, ADS ratio change, or similar event or other dilutive change affecting the Parent Ordinary Shares represented by the Parent ADSs.

(h) Equitable Remedies. Each Company Stockholder acknowledges that any breach of this Section 5.16 would cause Parent irreparable harm for which monetary damages would not be an adequate remedy. Accordingly, Parent shall be entitled to seek specific performance, injunctive relief, or other equitable relief to enforce this Section 5.16 without the necessity of posting a bond or proving actual damages.

(i) Definition of Change of Control of Parent. For purposes of this Section 5.16, “Change of Control of Parent” means the consummation of any transaction or series of related transactions, including any merger, consolidation, share exchange, tender offer, exchange offer, business combination, sale of shares, or sale of assets, pursuant to which any Person or group acquires more than fifty percent (50%) of the voting power of Parent or all or substantially all of Parent’s assets; provided that no internal reorganization, redomiciliation, holding company restructuring, de-SPAC-related restructuring, ADS ratio change, or transaction involving only Parent and its Affiliates shall constitute a Change of Control of Parent.

ARTICLE VI
CONDITIONS PRECEDENT TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (which may be waived in whole or in part by such party):

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Law. No Law shall have been enacted, promulgated, or issued by any Governmental Entity of competent jurisdiction and remain in effect that makes illegal, enjoins, or otherwise prohibits the consummation of the Merger.

(c) Injunctions. There shall be no Order (whether temporary, preliminary, or permanent) of any Governmental Entity or court of competent jurisdiction in effect that restrains, enjoins, or otherwise prohibits the consummation of the Merger.

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Section 6.2 Additional Conditions to Obligation of Parent and Merger Sub.The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction (or waiver by Parent) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company set forth in this Agreement (other than the representations and warranties set forth in Section 6.2(a)(ii) and Section 6.2(a)(iii)), disregarding all qualifications and exceptions contained therein relating to materiality, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall have been true and correct in all material respects as of such earlier date).

(ii) The representations and warranties of the Company set forth in Section 3.1 (Due Organization), Section 3.3 (Capitalization), Section 3.18 (Authority; Binding Nature of Agreement), Section 3.19 (Takeover Statutes), and Section 3.20(a)(i) and (a)(iii) (Non-Contravention; Consents) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall have been true and correct in all respects as of such earlier date).

(iii) The representations and warranties of the Company set forth in Section 3.6 (Absence of Changes) shall be true and correct in all respects as of the Closing Date as though made on and as of such date.

(b) Performance of Obligations. The Company shall have performed or complied in all material respects with all of the obligations, agreements and covenants contained in this Agreement required to be performed or complied with by the Company at or prior to the Closing.

(c) Legal Proceedings. No Legal Proceeding shall have been commenced against Parent, Merger Sub or the Company that would reasonably be expected to prevent the consummation of the Merger.

(d) Closing Certificate. Parent shall have received a certificate signed by an authorized executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(e) have been satisfied.

(e) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any event, change, effect or development that, individually or in the aggregate, with or without lapse of time, has had or would reasonably be expected to have a Company Material Adverse Effect.

(f) Dissenting Shares. Holders of no more than three percent (3%) of the outstanding shares of Company Common Stock as of immediately prior to the Effective Time shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Section 262 of the DGCL with respect to such shares.

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(g) Consents and Terminations. All approvals, consents, waivers and terminations that are listed on Schedule 6.2(g) shall have been obtained and delivered to Parent at or prior to the Closing.

(h) FIRPTA Certificate. The Company shall have delivered to Parent a certificate (in form and substance reasonably satisfactory to Parent), dated no more than thirty (30) days prior to the Closing Date, pursuant to Treasury Regulations Section 1.1445-2(c)(3), stating that the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i) Estimated Closing Statement. The Company shall have delivered to Parent an Estimated Closing Statement that is in form and substance reasonably acceptable to Parent, together with reasonably detailed supporting documentation (including bank statements, account reconciliations, debt payoff letters, invoices for Transaction Expenses, tax accruals, payroll and accrued paid time off schedules, and a certification from an officer of the Company).

(j) Key Employees. Parent shall have received the following from each individual identified on Schedule 6.2(j) (the “Key Employees”): (a) an executed employment agreement in form and substance reasonably satisfactory to Parent; and (b) an executed restrictive covenant agreement (“RCA”) in form and substance reasonably satisfactory to Parent, containing non-competition, non-solicitation, non-disparagement, confidentiality, and intellectual property assignment provisions, provided that the term of the non-competition and non-solicitation provisions under the RCA shall be for a term of thirty (30) months following the Closing Date and such non-competition and non-solicitation provisions under the RCA shall cease to apply to a Key Employee upon termination without cause.

(k) Minimum Cash Condition. As of immediately prior to the Closing, the Company shall have a Closing Cash Amount of not less than the Minimum Closing Cash Amount. Such amount shall be evidenced by bank statements, account reconciliations, and a certificate of the Chief Financial Officer of the Company, in each case in form and substance reasonably acceptable to Parent.

Section 6.3 Additional Conditions to Obligation of the Company to Effect the Merger. The obligations of the Company to effect the Merger are also subject to the satisfaction (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement (other than the representations and warranties set forth in clauses (ii) and (iii) below), disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall have been true and correct in all material respects as of such earlier date), unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; (ii) the representations and warranties of Parent and Merger Sub set forth in Section 4.3(a) (Capitalization) shall be true and correct in all respects (except to a de minimis extent) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time, and (iii) the representations and warranties of Parent and Merger Sub set forth in Section 4.1 (Due Organization), Section 4.4 (SEC Filings; Financial Statements), Section 4.5 (Absence of Changes), Section 4.7 (Authority; Binding Nature of Agreement), Section 4.8(a)(i) and (a)(iii) (Non-Contravention; Consents), and Section 4.9 (Financial Advisor) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall have been true and correct in all material respects as of such earlier date).

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(b) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any event, change, effect or development that, individually or in the aggregate, with or without lapse of time, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(c) Performance of Obligations of Parent. Parent and Merger Sub shall have performed or complied in all material respects with all of the obligations, agreements and covenants contained in this Agreement required to be performed or complied with by Parent or Merger Sub, respectively, at or prior to the Closing.

(d) Closing Certificate. The Company shall have received a certificate signed by an authorized executive officer of Parent, dated the Closing Date, to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Survival. Subject to the limitations set forth in this Agreement, the representations and warranties contained in this Agreement shall survive the Closing and remain in full force and effect until the date that is twenty-four (24) months following the Closing Date; provided, however, that the Fundamental Representations shall survive until the expiration of the applicable statute of limitations; provided, further, that the representation contained in Section 4.11 shall not survive, and shall automatically expire and terminate as of, the Closing. All covenants and agreements contained in this Agreement shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claim for indemnification asserted in good faith and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration of the applicable survival period shall survive until such claim is finally resolved.

Section 7.2 Indemnification by Company Stockholders. Subject to the other terms and conditions of this Article VII, from and after the Closing, the Company Stockholders, severally and not jointly, shall indemnify, defend, and hold harmless Parent and its Affiliates (including the Surviving Corporation) and their respective Representatives (collectively, the “Parent Indemnitees”) from and against any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to, or by reason of:

(a) any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement;

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(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by the Company pursuant to this Agreement;

(c) any claim by any Company Stockholder or any other Person relating to such Person’s entitlement to, or the calculation, allocation or distribution of, the Total Merger Consideration, or any error or inaccuracy in the Spreadsheet or other materials used to determine the allocation or amount of Total Merger Consideration payable to any Person;

(d) any amounts paid to holders of Dissenting Shares in excess of the amount such holders would have received under this Agreement had they not exercised appraisal rights;

(e) any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing that were not paid or satisfied by the Company at or prior to the Closing (or, if paid by Parent or Merger Sub, not deducted in the calculation of the Closing Merger Consideration);

(f) any Deficiency Amount to the extent not satisfied pursuant to Section 2.10; and

(g) any Covered Taxes.

Section 7.3 Indemnification By Parent. Subject to the other terms and conditions of this Article VII and to the extent permitted by applicable Law, from and after the Closing, Parent shall indemnify, defend, and hold harmless the Company Stockholders and their respective Affiliates and Representatives (collectively, the “Stockholder Indemnitees”) from and against any and all Losses incurred or sustained by, or imposed upon, the Stockholder Indemnitees based upon, arising out of, with respect to, or by reason of:

(a) any inaccuracy in or breach of any representation or warranty made by Parent or Merger Sub in this Agreement or in any certificate or instrument delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Parent or Merger Sub pursuant to this Agreement.

Section 7.4 Certain Limitations; Order of Recovery.

(a) The aggregate amount of all Losses for which the Parent Indemnitees may recover under Section 7.2(a) (other than Losses arising out of or resulting from any inaccuracy in or breach of any Fundamental Representation, fraud, or willful misconduct) shall not exceed an amount equal to ten percent (10%) of the Total Merger Consideration (the “Non-Fundamental Cap”). The aggregate amount of all Losses for which the Parent Indemnitees may recover under Section 7.2(a) for Losses arising out of or resulting from any inaccuracy in or breach of any Fundamental Representation shall not exceed the Total Merger Consideration (the “Fundamental Cap”). In addition, no Company Stockholder shall be liable for an aggregate amount in excess of the portion of the Total Merger Consideration actually received by such Company Stockholder.

(b) The limitations set forth in Section 7.4(a) shall not apply to Losses arising out of or resulting from fraud or willful misconduct by the Company or by the Company Stockholder against whom recovery is sought or to Losses for which indemnification is available pursuant to Section 7.2(b) through Section 7.2(g). Notwithstanding the foregoing, no Company Stockholder shall have any liability for Losses arising out of or resulting from the fraud or willful misconduct of any other Company Stockholder.

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(c) With respect to any Losses for which a Parent Indemnitee is entitled to indemnification under Section 7.2(a), such Losses shall be satisfied as follows:

(i) first, by set off against the Holdback Amount, if any;

(ii) second, to the extent such Losses exceed the amounts available for set off under clause (i), by cancellation of Earnout Shares to be released to the Company Stockholders in respect of the Earnout Consideration pursuant to Section 2.11; and

(iii) third, only with respect to Losses caused by fraud or willful misconduct, to the extent such Losses caused by fraud or willful misconduct exceed the amounts available for set-off under clauses (i) and (ii) above, directly from the Company Stockholders, severally and not jointly, in cash.

For the avoidance of doubt, (x) cancellation of Earnout Shares pursuant to clause (ii) above shall reduce each Company Stockholder’s allocable portion of the Earnout Shares on a pro rata basis in accordance with such holder’s Pro Rata Portion and (y) except in the case of fraud or willful misconduct by the applicable Company Stockholder against whom recovery is sought, no Company Stockholder shall be required to make any cash payment with respect to any indemnification claim under this Article VII.

(d) Notwithstanding anything to the contrary in this Section 7.4, no Parent Indemnitee shall be entitled to indemnification pursuant to Section 7.2(a) unless and until the aggregate amount of all Losses for which the Parent Indemnitees would otherwise be entitled to indemnification pursuant to Section 7.2(a) exceeds Three Hundred Twenty-Five Thousand Dollars ($325,000) (the “Basket”), in which case the Parent Indemnitees shall be entitled to recover the total amount of such Losses, including the amount of the Basket. The limitations set forth in this Section 7.4(d) shall not apply to Losses arising out of or resulting from: (i) fraud or willful misconduct; or (ii) any claim for indemnification pursuant to Sections 7.2(b) through 7.2(g).

(e) Notwithstanding anything to the contrary in this Agreement, if Parent has delivered written notice of a claim for indemnification pursuant to Article VII prior to the expiration of the Earnout Period that has not been finally resolved (whether by agreement of the parties, final and non-appealable judgment, or otherwise) as of the expiration of the Earnout Period, Parent may continue to withhold a number of Earnout Shares with an aggregate value (based on the Parent ADS Price) equal to the amount of Losses described in good faith in the applicable indemnification notice until such pending claim is finally resolved; Parent shall act in good faith in estimating the amount of Losses claimed in the applicable indemnification notice for purposes of calculating the amount of Earnout Shares to be withheld. Following the final resolution of each pending claim, Parent shall, within ten (10) Business Days thereafter: (A) cancel the number of Earnout Shares (if any) required to satisfy the finally determined indemnification obligation in respect of such pending claim; and (B) release and deliver to the Company Stockholders (in accordance with their respective Pro Rata Portions) any Earnout Shares remaining after such cancellation.

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(f) Notwithstanding anything to the contrary in this Agreement, no Company Optionholder, solely in such Company Optionholder’s capacity as a holder of Company Options, shall have any indemnification or payment obligation under this Article VII for any Deficiency Amount or other post-Closing adjustment under Section 2.10, or for any Earnout Consideration under Section 2.11; provided that the foregoing shall not limit any claim against any Company Optionholder arising out of such Company Optionholder’s fraud, willful misconduct, breach of any option rollover acknowledgment, restrictive covenant agreement, employment agreement, or any claim relating to such Company Optionholder’s Company Options.

Section 7.5 Indemnification Procedures. The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”. For purposes of this Article VII, (i) if Parent (or any other Parent Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to Stockholder Representative, and (ii) if Parent comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to Stockholder Representative. Any payment owed to the Company Stockholders as Indemnified Parties shall be distributed in accordance with this Agreement.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Legal Proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or, if Section 7.4(c)(ii) applies, by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel which counsel shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Company Stockholder, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 7.5(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Stockholder Representative and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

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(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.5(b). If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Direct Claims. Any Legal Proceeding by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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Section 7.6 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Total Merger Consideration for all applicable Tax purposes, unless otherwise required by applicable Law.

Section 7.7 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 6.2 or Section 6.3, as the case may be.

Section 7.8 Exclusive Remedies. From and after the Closing, the sole and exclusive remedy of the parties with respect to any and all claims for any breach of any representation, warranty, covenant, or agreement set forth in this Agreement (other than claims arising from fraud or willful misconduct) shall be pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.8 shall limit any party’s right to seek equitable relief or to pursue any remedy on account of fraud or willful misconduct or for Remaining Losses.

ARTICLE VIII
TERMINATION

Section 8.1 Termination By Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Parent and the Company.

Section 8.2 Termination By Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time:

(a) if the Merger has not been consummated by 11:59 p.m. Eastern time on December 31, 2026 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date; or

(b) if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Contemplated Transactions and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order.

Section 8.3 Termination By Parent. Parent may, at any time prior to the Effective Time, terminate this Agreement by written notice to the Company if (i) neither Parent nor Merger Sub is then in material breach of any provision of this Agreement and (ii) there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure has not been cured by the Company within ten (10) calendar days of the Company’s receipt of written notice of such breach from Parent.

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Section 8.4 Termination By the Company. The Company may, at any time prior to the Effective Time, terminate this Agreement by written notice to Parent if (i) the Company is not then in material breach of any provision of this Agreement and (ii) there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure has not been cured by Parent or Merger Sub within ten (10) calendar days of Parent’s or Merger Sub’s receipt of written notice of such breach from the Company.

Section 8.5 Effect of Termination. If this Agreement is terminated pursuant to this Article VIII, this Agreement shall become void and of no further force or effect, and there shall be no liability or obligation on the part of any party or any Representative of such party, except that: (a) the provisions of this Section 8.5, Section 5.15 (Confidentiality), Section 8.6 (Fees and Expenses Following Termination), and Article IX (Miscellaneous), together with the applicable definitions in Exhibit A, shall survive any termination of this Agreement; and (b) nothing in this Agreement shall relieve any party from liability for any willful breach of this Agreement or for fraud. The Confidentiality Agreement shall survive the termination of this Agreement in accordance with its terms.

Section 8.6 Fees and Expenses Following Termination. Except as otherwise provided in this Agreement, all expenses incurred in connection with this Agreement and the Contemplated Transactions will be paid by the party incurring such expenses.

ARTICLE IX
MISCELLANEOUS PROVISIONS

Section 9.1 Amendment. Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that following the receipt of the Company Stockholder Approval, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Company Capital Stock without such approval.

Section 9.2 Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

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Section 9.3 Entire Agreement; Counterparts.

(a) This Agreement (including the Exhibits and Schedules hereto), the Confidentiality Agreement and the other agreements expressly referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

(b) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or electronic transmission (including PDF or similar format) shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 9.4 Expenses. Except as otherwise expressly provided in this Agreement, all fees, costs, and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such fees, costs, and expenses, whether or not the Closing occurs.

Section 9.5 Applicable Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) Any legal suit, action, or proceeding arising out of or based upon this Agreement or the Contemplated Transactions shall be instituted in the federal courts of the United States of America or the courts of the State of Delaware, in each case located in New Castle County, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such party’s address set forth in this Agreement shall be effective service of process for any suit, action, or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action, or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL PROCEEDING, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5(c).

Section 9.6 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity without the necessity of proving actual damages or posting any bond or other security.

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Section 9.7 Assignability. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Parent and Merger Sub may, without the consent of any other party, assign this Agreement to any Affiliate of Parent or to any lender or financing source as collateral security. Any attempted assignment in violation of this Section 9.7 shall be void. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.8 Third Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as provided in Section 5.12 and Article VII.

Section 9.9 Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (a) when delivered by hand; (b) when received by the addressee if sent by a nationally recognized overnight courier service; or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, in each case with confirmation of delivery (including, in the case of email, confirmation that the email was not returned as undeliverable). Notices shall be sent to the addresses set forth below (or to such other address as a party may designate by notice to the other parties):

if to Parent or Merger Sub:

Einride AB (publ)
Stadsgården 6

116 45 Stockholm

Sweden

Attention: Roozbeh Charli, Chief Executive Officer
Email: roozbeh.charli@einride.tech

legal@einride.tech

with a copy to (which shall not constitute notice):

Baker & Hostetler LLP
45 Rockefeller Plaza

New York, NY 10111
Attention: Tom L’Helias
Email: tlhelias@bakerlaw.com

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and

DLA Piper Sweden
Sveavägen 4
111 57 Stockholm

Sweden

Attention: Emma Norburg
Email: Emma.Norburg@se.dlapiper.com

if to the Company:

Flipturn Inc.
159 Court Street, Unit 3
Brooklyn, NY 11201

Attention: Kathryn Siegel, Chief Executive Officer
Email: katie@getflipturn.com

with a copy to (which shall not constitute notice):

Presidio Legal
50 California Street

San Francisco, CA 94111
Attention: Clark Wilkes and Janiece Jenkins

Email: Clark@presidio.legal; Janiece@presidio.legal

if to the Stockholder Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Telephone: (303) 648-4085

Section 9.10 Cooperation. Each party agrees to cooperate with the other parties and to execute and deliver such further documents, certificates, agreements, and instruments and to take such other actions as may be reasonably requested by any other party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

Section 9.11 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Contemplated Transactions be consummated as originally contemplated to the greatest extent possible.

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Section 9.12 Stockholder Representative.

(a) By virtue of the adoption of this Agreement and the delivery of the Stockholder Written Consent, each Company Stockholder hereby irrevocably appoints the Stockholder Representative, as of the Closing, as its, his, or her true and lawful attorney-in-fact and agent, with full power of substitution, to act on behalf of such holder in connection with this Agreement and the transactions contemplated hereby.

(b) At the Closing, Parent shall withhold from the aggregate consideration otherwise payable to the Company Stockholders an amount equal to $250,000 (the “Stockholder Representative Expense Fund Amount”) and shall cause such amount to be delivered to the Stockholder Representative (or to an account designated by the Stockholder Representative). The Stockholder Representative Expense Fund Amount shall be held by the Stockholder Representative in a segregated account and used solely to pay fees, costs, and expenses (including legal fees and expenses) incurred by the Stockholder Representative in connection with this Agreement and the Contemplated Transactions, including with respect to Section 2.10 (Post-Closing Cash Adjustment) and Section 2.11 (Earnout). The Company Stockholders will not receive any interest or earnings on the Stockholder Representative Expense Fund Amount and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. With respect to any portion of the Stockholder Representative Expense Fund Amount remaining after the final resolution of all matters for which the Stockholder Representative was appointed, the Stockholder Representative shall cause (at the Company Stockholders’ expense) the disbursement of any remaining balance of the Stockholder Representative Expense Fund Amount to the Company Stockholders, in accordance with their respective Pro Rata Portions, except in the case of payments to employees or former employees of the Company for which employment tax withholding is required, which such amounts shall be delivered to Parent or the Surviving Corporation and paid through Parent’s or Surviving Corporation’s payroll processing service or system. For tax purposes, the Stockholder Representative Expense Fund Amount will be treated as having been received and voluntarily set aside by the Company Stockholders at the time of Closing.

(c) The Stockholder Representative shall have full power and authority on behalf of the Company Stockholders to: (i) negotiate, settle, compromise, and resolve any disputes with respect to Section 2.10 (Post-Closing Cash Adjustment) or Section 2.11 (Earnout); (ii) execute and deliver any releases, waivers, settlements, or other agreements on behalf of the Company Stockholders; (iii) receive, hold, and distribute any amounts payable to the Company Stockholders under this Agreement (including any release of the Holdback Amount or the Stockholder Representative Expense Fund Amount); (iv) handle Tax matters, securities law documentation, and allocation schedules on their behalf; (v) incur and pay reasonable fees and expenses; and (vi) take any other action that the Stockholder Representative reasonably determines is necessary or appropriate in connection with this Agreement or the Contemplated Transactions.

(d) Parent, Merger Sub, and the Surviving Corporation shall be entitled to rely conclusively on any action taken or any document executed by the Stockholder Representative on behalf of the Company Stockholders, and no Company Stockholder shall have any cause of action against Parent, Merger Sub, or the Surviving Corporation for any action taken by such party in reliance upon the instructions or decisions of the Stockholder Representative. The Stockholder Representative shall be the exclusive agent for the Company Stockholders with respect to all matters arising under this Agreement after the Closing. No individual Company Stockholder shall be entitled to bring any claim or Action against Parent, Merger Sub, or the Surviving Corporation with respect to such matters, except for claims to receive payment of amounts finally determined to be payable to such holder pursuant to this Agreement.

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(e) The Stockholder Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Stockholder Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Company Stockholders shall severally and not jointly, based on their Pro Rata Portion, indemnify, defend, and hold harmless the Stockholder Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Company Stockholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Stockholder Representative from (i) the funds in the Stockholder Representative Expense Fund Amount and (ii) any other funds that become payable to the Company Stockholders under this Agreement at such time as such amounts would otherwise be distributable to the Company Stockholders; provided, that while the Stockholder Representative may be paid from the aforementioned sources of funds, this does not relieve the Company Stockholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. The Stockholder Representative may, upon receipt of a claim notice or similar that is reasonably likely to give rise to a Representative Loss (as determined in good faith by Stockholder Representative), withhold from any distribution of the Stockholder Representative Expense Fund Amount an amount as may be reasonably expected to cover such Representative Loss until such matter is resolved. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Company Stockholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Stockholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholder Representative or the termination of this Agreement. Notwithstanding the foregoing, (i) the liability of each Company Stockholder under this Section 9.12(e) shall be several and not joint, in proportion to such holder’s respective Pro Rata Portion; (ii) in no event shall any individual Company Stockholder be liable under this Section 9.12(e) for Representative Losses in excess of the portion of the Total Merger Consideration actually received by such Company Stockholder; and (iii) any claim for Representative Losses payable directly by the Company Stockholders (other than from the Stockholder Representative Expense Fund Amount) must be asserted in writing within twenty-four (24) months following the date of incurrence or notice of potential claim pursuant to the terms of this Agreement.

(f) The Stockholder Representative may resign at any time by providing written notice to Parent and the Company Stockholders. In the event of the resignation or removal of the Stockholder Representative, a successor Stockholder Representative shall be appointed within ten (10) Business Days by the affirmative vote of the holders of a majority of the outstanding Company Capital Stock determined on a Pro Rata Portion basis. If no successor Stockholder Representative is appointed within thirty (30) days after the Stockholder Representative’s resignation or removal, Parent may appoint a successor Stockholder Representative. Until a successor is appointed, Parent shall be entitled to rely on the actions of the prior Stockholder Representative.

64

(g) Upon the final resolution of all matters for which the Stockholder Representative was appointed (including with respect to Section 2.10 (Post-Closing Cash Adjustment) and under Section 2.11 (Earnout)), any remaining balance of the Stockholder Representative Expense Fund Amount shall be distributed by the Stockholder Representative to the Company Stockholders in accordance with their respective Pro Rata Portions.

Section 9.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

(e) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided to the party to which such information or material is to be provided in the virtual data room set up by the providing party in connection with this Agreement and was actually accessible for download at least seventy-two (72) hours prior to the date of this Agreement.

(f) The term “party” or “parties” shall refer to a party hereto or parties hereto, as applicable, unless the context otherwise requires.

(g) The bold-faced or underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signature page follows]

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In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

FLIPTURN INC.

By:	/s/ Kathryn Siegel
Name:	Kathryn Siegel
Title:	CEO

EINRIDE AB (PUBL)

By:	/s/ Roozbeh Charli
Name:	Roozbeh Charli
Title:	CEO

EINRIDE FUSE MERGER SUB, INC.

By:	/s/ Roozbeh Charli
Name:	Roozbeh Charli
Title:	President

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
as the Stockholder Representative

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Managing Director

Exhibit A
Certain Definitions

For purposes of this Agreement (including this Exhibit A):

“Acquired Business” means the business conducted by the Company as of immediately prior to the Closing, including all assets, properties, rights, and operations acquired by Parent pursuant to this Agreement, as such business may be conducted, modified, expanded, or integrated by Parent or its Affiliates following the Closing.

“Acquisition Proposal” means any offer or proposal from any third party relating to any transaction or series of related transactions involving: (i) any acquisition or purchase by any third party, directly or indirectly, of 15% or more of any class of the outstanding voting or equity securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any third party beneficially owning 15% or more of any class of the outstanding voting or equity securities of the Company; (ii) any merger, consolidation, share exchange, business combination, joint venture or other similar transaction involving the Company, the business of which constitutes 15% or more of the net revenues, net income or assets of the Company, taken as a whole; (iii) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company, the business of which constitutes 15% or more of the net revenues, net income or assets of the Company, taken as a whole; or (iv) any combination of the foregoing.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“AI Technology” means any and all machine learning, deep learning, and other artificial intelligence (“AI”) technologies, including statistical learning algorithms, models (including large language models), neural networks, and other AI tools or methodologies, all Software implementations of any of the foregoing, and related hardware or equipment.

“Applicable Exchange Ratio” means, with respect to each share of Company Capital Stock, the exchange ratio applicable to the class or series of Company Capital Stock to which such share belongs, as set forth in the Spreadsheet and calculated in accordance with the Company Charter Documents.

“Bloomberg” means Bloomberg L.P. (or any successor thereto). If Bloomberg L.P. (or any successor thereto) ceases to report the relevant information, the volume-weighted average price shall be determined by reference to such other reputable financial news or data provider as Parent and the Stockholder Representative may mutually agree (or, in the absence of such agreement, as reasonably determined by Parent).

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Stockholm, Sweden, are authorized or required by applicable Law to close.

“Cash Adjustment Amount” means an amount, which may be positive or negative, equal to (a) the Closing Cash Amount, minus (b) the Expected Closing Cash Amount. For purposes of this definition, if the Closing Cash Amount exceeds the Expected Closing Cash Amount, the Cash Adjustment Amount shall be a positive number, and if Closing Cash Amount is less than the Expected Closing Cash Amount, the Cash Adjustment Amount shall be a negative number.

A-i

“Change of Control” means, with respect to the Surviving Corporation, the occurrence of any of the following events: (a) any merger, consolidation, or other business combination involving the Surviving Corporation in which the holders of the outstanding voting securities of the Surviving Corporation immediately prior to such transaction hold less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting entity immediately following such transaction; (b) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Surviving Corporation to any Person or group of Persons; (c) any Person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) becoming the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the outstanding voting securities of the Surviving Corporation; or (d) the approval by the equityholders of the Surviving Corporation of a plan of complete liquidation or dissolution of the Surviving Corporation. Any internal reorganization, restructuring, or transfer of equity interests or assets among Parent and its Affiliates shall not constitute a Change of Control.

“Closing Cash Amount” means the aggregate amount of all unrestricted cash and cash equivalents of the Company as of immediately prior to Closing, excluding (a) restricted cash, (b) cash held in escrow, as collateral or as security, (c) customer deposits and other third-party funds, (d) overdrafts, (e) uncleared outgoing checks, wires and ACH transfers and (f) any cash used or required to be used to pay Closing Indebtedness Amount or Closing Transaction Expenses.

“Closing Indebtedness Amount” means the aggregate amount of all Indebtedness of the Company as of immediately prior to the Closing.

“Closing Merger Consideration” means the aggregate consideration payable to the Company Stockholders pursuant to this Agreement at the Closing (i.e., without taking into account any Earnout Consideration), consisting of the Parent ADSs issued to the Company Stockholders at the Closing having an aggregate value of (a) $38,412,275 plus (b) the Cash Adjustment Amount, minus (c) the Closing Indebtedness Amount, minus (d) Closing Transaction Expenses, minus (e) the Holdback Amount, minus (f) the Stockholder Representative Expense Fund Amount.

“Closing Transaction Expenses” means all Transaction Expenses that remain unpaid as of immediately prior to the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Exchange Ratio” means the Applicable Exchange Ratio for Company Common Stock, as set forth in the Spreadsheet.

“Company Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and each other stock bonus, stock purchase, stock option, restricted stock, restricted stock unit, stock appreciation right or other equity or equity-based, deferred-compensation, employment, retirement, welfare-benefit, bonus, incentive, commission, change in control, retention, severance, separation, paid time off, or fringe benefit or other benefit or compensation plan, policy, program, contract, arrangement or agreement other than any employment offer letter (in such form as previously provided to Parent) that is terminable “at will” without any contractual obligation on the part of the Company to make any severance, termination, change in control, or similar payment, which, in each case, is sponsored, maintained or contributed by the Company or with respect to which the Company has or would reasonably be expected to have any liability.

A-ii

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Charter Documents” means the Company’s certificate of incorporation and bylaws, each as amended and as in effect on the date hereof.

“Company Common Stock” means all of the issued and outstanding shares of common stock, $0.00001 par value per share, of the Company.

“Company Equity Plan” means the Company’s Amended and Restated 2022 Stock Plan.

“Company Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Company.

“Company IP Agreements” means all Contracts to which the Company is a party or which the Company or its assets are bound relating to Intellectual Property, other than (a) non-exclusive licenses of Company Intellectual Property granted by the Company to customers, channel partners, or vendors in the ordinary course of business on the Company’s standard forms, (b) licenses for commercially available off-the-shelf, “shrink wrap,” or “click wrap” Software involving aggregate fees of less than $25,000 per year, (c) Open Source Software licenses, and (d) confidentiality, non-disclosure, and invention assignment agreements entered into with employees, contractors, or business counterparties on the Company’s standard forms.

“Company IT Systems” means all information technology and computer systems (including software, information technology infrastructure and assets and telecommunication hardware and other equipment) used by or for the benefit of the Company, including those relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of Personal Information or confidential or proprietary information of or related to its businesses.

“Company Material Adverse Effect” means any event, change, occurrence, development, or effect that, individually or in the aggregate with all other events, changes, occurrences, developments, or effects, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, financial condition, or results of operations of the Company, or (ii) the ability of the Company to consummate the Contemplated Transactions prior to the End Date; provided, however, that none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur (A) the execution, announcement, pendency, or consummation of this Agreement or the Contemplated Transactions, except to the extent resulting from or arising out of: (1) any breach of this Agreement by the Company; (2) fraud or intentional misconduct by the Company or its Representatives; (3) any failure by the Company to obtain any consent, waiver, or approval required in connection with the Contemplated Transactions; (4) any termination or threatened termination of, or material adverse change in, any customer, supplier, employee, or other business relationship, to the extent caused by the Company’s breach of any Contract, failure to obtain any required consent, or inaccurate or incomplete disclosure; (5) any adverse reaction by any customer, supplier, employee, or other business relationship that was known to the Company prior to the date of this Agreement and not disclosed to Parent; or (6) any effect that disproportionately affects the Company relative to other companies operating in the industry in which the Company operates (in which case only the incremental disproportionate impact may be taken into account); (B) general economic, political, or business conditions or changes therein (including changes in financial, credit, banking, or securities markets); (C) general conditions in the industry in which the Company operates, or changes therein; (D) any changes in GAAP, IFRS, or applicable Law, or the enforcement or interpretation thereof; (E) any act of war, armed hostilities, sabotage, terrorism, or escalation thereof, or any natural or man-made disaster, pandemic, epidemic, or act of God; (F) the taking of any action, or the failure to take any action, at the written request or with the prior written consent of Parent or Merger Sub; (G) any failure by the Company to meet internal or published projections, forecasts, or estimates of revenue, earnings, or other financial or operating metrics (it being understood that the underlying causes of any such failure may be taken into account unless otherwise excluded by this definition); or (H) the matters set forth in the Disclosure Schedules (other than any material worsening thereof). Notwithstanding the foregoing, in the case of clauses (B), (C), (D), and (E), any such event, change, occurrence, development, or effect may be taken into account to the extent it has a materially disproportionate adverse effect on the Company relative to other companies operating in the industry in which the Company operates, in which case only the incremental disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

A-iii

“Company Optionholder” means any Person holding any Company Option that is outstanding immediately prior to the Effective Time.

“Company Options” means all outstanding options (whether or not vested) to purchase or otherwise acquire shares of Company Common Stock.

“Company Preferred Stock” means all series of preferred stock of the Company, par value $0.00001 per share, authorized, issued or outstanding under the Company’s certificate of incorporation, as amended.

“Company Stockholder” means any holder of Company Capital Stock.

“Company Stockholder Approval” means the approval and adoption of this Agreement and the Contemplated Transactions by written consent of the requisite Company Stockholders entitled to vote thereon, as described in the recitals to this Agreement.

“Contemplated Transactions” means the Merger, and the other transactions and actions contemplated to be consummated in connection therewith.

“Contract” means any legally binding contract, agreement, commitment, arrangement, or understanding (whether written or oral), including any amendment, supplement, or modification thereto.

“Copyrights” means all copyrights, copyright registrations and applications, and all renewals, extensions, restorations, and reversions thereof, including all rights of authorship, moral rights, and rights to prepare derivative works.

“Covered Taxes” means (i) any Taxes of the Company attributable to any Pre-Closing Tax Period (allocating any such Taxes for any Straddle Period which are allocable to the portion of such period ending on the Closing Date pursuant to Section 5.11(f)), (ii) the unpaid Taxes of any Person for which the Company is liable by reason of being included in any affiliated, consolidated, combined, unitary or other similar group for Tax purposes at any time before the Closing (including under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. law), or as a transferee or successor or by Contract (which Taxes arise from an event or transaction occurring on or prior to the Closing), (iii) any Taxes imposed on any Company Stockholder for any Tax period, and (iv) the portion of any Transfer Taxes allocable to the Company pursuant to Section 5.11(g); notwithstanding the foregoing, Covered Taxes shall not include the portion of any Transfer Taxes allocable to Parent pursuant to Section 5.11(g), and any Taxes attributable to a transaction outside the ordinary course of business and not contemplated by this Agreement that occurs on the Closing Date after the Closing at the direction of Parent, the Surviving Corporation or any of their Affiliates.

A-iv

“Depositary” means Deutsche Bank Trust Company Americas, the initial depositary under the Deposit Agreement.

“Deposit Agreement” means the deposit agreement, dated as of May 29, 2026, by and among Parent, Depositary and the holders and beneficial owners of American Depositary Shares issued thereunder, as amended from time to time, or any successor deposit agreement.

“De-SPAC Price” means $10.82.

“De-SPAC Transaction” means the consummation of the transactions contemplated by that certain Business Combination Agreement, dated as of November 12, 2025, by and among Parent, Einride Cayman Sub Limited and Legato Merger Corp. III (or its successor or affiliate), as amended from time to time, pursuant to which Parent’s securities became publicly traded on NASDAQ, or any similar transaction or series of transactions pursuant to which Parent became a publicly traded company listed on NASDAQ.

“DGCL” means the Delaware General Corporation Law, Title 8, Chapter 1 of the Delaware Code.

“Disclosure Schedule” means the disclosure schedule that has been prepared by the Company in accordance with the requirements of this Agreement and that has been delivered by the Company to Parent immediately prior to or concurrently with the execution of this Agreement.

“D&O Indemnified Party” means each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company.

“Earnout Period” means the period of time specified for each applicable Earnout Target as set forth in the Earnout Schedule.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, option, right of first refusal, preemptive right, community property interest or restriction of any kind or nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Claims” means any and all claims or Orders by any Governmental Entity or other Person alleging that the Company is in violation of, or has liability under, any Environmental Law.

A-v

“Environmental Law” means any applicable Law, permit, Order or any agreement with any Governmental Entity or other Person, in each case relating to pollution, human health and safety, natural resources, the environment or any Hazardous Substance.

“Environmental Permits” means, with respect to any Person, all permits, licenses, franchises, certificates, approvals and other similar authorizations relating to or required by Environmental Law and affecting, or relating in any way to, the business of a Person or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any employer, whether or not incorporated, that would be treated together with the Company as a single employer within the meaning of Section 414 of the Code.

“Estimated Merger Consideration” means the good faith estimate of the Closing Merger Consideration set forth in the Estimated Closing Statement.

“Equity Interests” means any shares of capital stock, membership interests, partnership interests, or other equity interests of any Person, and any options, warrants, convertible securities, calls, commitments, or other rights to acquire any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expected Closing Cash Amount” means $7,750,000.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, import, and sanctions administered or enforced by any Governmental Entity, including the Export Administration Regulations and the International Traffic in Arms Regulations.

“FLSA” means the Fair Labor Standards Act of 1938, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Representations” means the representations and warranties contained in Section 3.1, Section 3.3, Section 3.18, Section 3.20(a)(i) and (a)(iii), Section 3.24, Section 4.1, Section 4.7 and Section 4.9.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means (i) any government or any state, department, local authority or other political subdivision thereof, (ii) any governmental or quasi-governmental body, agency, authority (including any central bank, taxing authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or (iii) any stock exchange or other self-regulatory organization (including, without limitation, NASDAQ).

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any medical or biological waste, reagent, petroleum product or byproduct, asbestos, lead, polychlorinated biphenyls, or any substance, waste or material regulated under any Environmental Law or that is capable of causing harm or injury to human health, natural resources or the environment or would reasonably be expected to give rise to liability or any obligation to remediate under any applicable Law.

A-vi

“Holdback Amount” means $500,000.

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board (or any successor thereto), as in effect from time to time.

“Indebtedness” means, without duplication, any of the following obligations of the Company: (a) all indebtedness for borrowed money (including any accrued but unpaid interest, prepayment premiums, breakage costs, make-whole amounts, and similar fees); (b) all obligations evidenced by bonds, debentures, notes, or similar instruments; (c) all capitalized lease obligations; (d) all obligations to pay the deferred purchase price of property, assets, or services (including any earnout, contingent consideration, or deferred purchase price obligations); (e) all declared but unpaid dividends or distributions; (f) all accrued but unpaid bonuses, commissions, or severance payments, together with the employer portion of any payroll Taxes incurred by the Company in connection with the payment thereof; (g) all related-party payables; (h) all Transaction Expenses to the extent not paid at or prior to the Closing; (i) all guarantees by the Company of any of the foregoing obligations of any other Person; and (j) all reimbursement obligations in respect of letters of credit, bankers’ acceptances, or similar facilities (to the extent drawn).

“Intellectual Property” means any and all of the following, whether or not registered, and all rights therein: (a) Patents and patent applications; (b) Trademarks, service marks, trade names, domain names, and all goodwill associated therewith; (c) Copyrights and copyright applications; (d) Trade Secrets and other confidential or proprietary information; (e) Software; and (f) all other intellectual property or proprietary rights of any kind or nature.

“IRS” means the Internal Revenue Service.

“Knowledge” means, with respect to the Company, the actual knowledge of the following individuals: Katie Siegel and Sashko Stubailo.

“Law” means any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity, as amended unless expressly specified otherwise.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licensed Intellectual Property” means all Intellectual Property in which the Company holds any rights or interests granted by other Persons, including any of its Affiliates.

A-vii

“Losses” means losses, damages, Liabilities, deficiencies, Legal Proceedings, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Material Customer” means each customer of the Company that (i) has resulted in payments to the Company in excess of $100,000 during the twelve (12) months ended June 30, 2026, or (ii) is reasonably anticipated by the Company, as of the date of this Agreement, to result in payments to the Company in excess of $100,000 during the twelve (12) months ending June 30, 2027.

“Material Vendor” means each of the top twenty (20) largest vendors or suppliers of the Company, measured by aggregate payments made by the Company to such vendor or supplier during the twelve (12) months ended June 30, 2026.

“Minimum Closing Cash Amount” means $5,000,000.

“NASDAQ” means The NASDAQ Global Select Market, or any successor thereto, or any other trading market on which the ADSs are primarily traded.

“Notional Option Earnout Value” means, with respect to each share of Company Common Stock underlying a Company Option, an amount equal to eighty percent (80%) of the Earnout Consideration that would have been payable in respect of such share of Company Common Stock if (a) such Company Option had been exercised in full immediately prior to the Effective Time, and (b) all Earnout Consideration had been earned and become payable in full as of the Effective Time.

“Open Source Software” means any software that is licensed, distributed, or made available under any open source license, including any license approved by the Open Source Initiative (including, without limitation, the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, BSD licenses, and Apache licenses).

“Order” means any binding order, injunction, judgment, decree, ruling, award or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity or arbitrator.

“Parent ADS” means an American depositary share of Parent representing a beneficial interest in one Parent Ordinary Share, pursuant to the terms of the Deposit Agreement.

“Parent ADS Price” means the VWAP of one Parent ADS for the period beginning on June 10, 2026, the first full day of trading of Parent ADSs following the closing date of the De-SPAC Transaction, and ending on the second Business Day immediately preceding the Closing Date.

“Parent Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and each other stock bonus, stock purchase, stock option, restricted stock, restricted stock unit, stock appreciation right or other equity or equity-based, deferred-compensation, employment, retirement, welfare-benefit, bonus, incentive, commission, change in control, retention, severance, separation, paid time off, or fringe benefit or other benefit or compensation plan, policy, program, contract, arrangement or agreement other than any employment offer letter that is terminable “at will” without any contractual obligation on the part of Parent or any of its Subsidiaries to make any severance, termination, change in control, or similar payment, which, in each case, is sponsored, maintained or contributed by Parent or any of its Subsidiaries or with respect to which Parent or any of its Subsidiaries has or would reasonably be expected to have any liability.

A-viii

“Parent’s Knowledge” means the actual knowledge of any executive officer or director of Parent.

“Parent Material Adverse Effect” means any event, condition, change, occurrence or development, individually or in the aggregate with all other events, conditions, changes, occurrences or developments, that has had a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger or any of the Contemplated Transactions prior to the End Date.

“Parent Ordinary Shares” means the ordinary shares, quota value SEK 0.004585 per share, of Parent.

“Patents” means all patents and patent applications (including provisional applications), including any reissues, divisions, continuations, continuations-in-part, renewals, extensions, or reexaminations thereof.

“Permits” means all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, accreditations, and approvals of any Governmental Entity.

“Permitted Encumbrance” means (i) liens for Taxes not yet due and payable or being contested in good faith, (ii) mechanics’, materialmen’s, or similar liens arising in the ordinary course of business, (iii) zoning, building, and other land use regulations, (iv) easements, rights-of-way, and other similar encumbrances that do not materially impair the current use or value of the affected property and (v) non-exclusive licenses of Intellectual Property granted in the ordinary course of business.

“Person” means any individual, Entity or Governmental Entity.

“Personal Information” means data and information concerning an identifiable natural person or that is otherwise regulated under Privacy and Information Security Laws.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to any Straddle Period, the portion of such period ending on the Closing Date.

“Privacy and Information Security Laws” means (i) applicable Laws relating to privacy, security, and Processing of Personal Information, and/or (ii) any other applicable Laws relating to data protection and information security, in each case as applicable to the Company.

“Process” means any operation or set of operations performed on Personal Information, whether or not by automated means, including collection, access, acquisition, recording, organization, structuring, storage, adaptation, alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment, combination, restriction, erasure, or destruction.

“Pro Rata Portion” means, with respect to any Company Stockholder, a fraction, expressed as a percentage, (a) the numerator of which is the portion of the Total Merger Consideration payable or issuable to such Company Stockholder in respect of such holder’s shares of Company Capital Stock (calculated immediately prior to the Closing and before giving effect to any holdbacks, withholdings, or reductions), and (b) the denominator of which is the aggregate Total Merger Consideration payable or issuable to all Company Stockholders (calculated on the same basis). For the avoidance of doubt, the Pro Rata Portion shall be determined without giving effect to the Holdback Amount, the Stockholder Representative Expense Fund Amount, or any other reductions or withholdings, and Company Options shall be excluded from the calculation of Pro Rata Portions. The sum of all Pro Rata Portions shall equal 100%.

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“Remaining Losses” means any Losses for which the Company Stockholders are liable under Article VII that remain unsatisfied after the expiration of the Earnout Period, but subject to the limitations set forth in Sections 7.4(a) and (b) and order of recovery set forth in Sections 7.4(c)(i) and (ii), provided that such Losses shall not include any amounts attributable to the difference between the Parent ADS Price and price of a Parent ADS at the time of an applicable claim, if any.

“Representatives” means with respect to any Person, the directors, officers, employees, agents, financial advisors, attorneys, accountants, consultants and other authorized representatives of such Person, acting in such capacity.

“Sanctioned Country” means any country or territory that is, or has been since January 1, 2022, the subject or target of comprehensive Sanctions (including, without limitation, Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk, and Luhansk regions of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of Sanctions, including (i) any Person listed on any Sanctions-related list of designated Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, or His Majesty’s Treasury of the United Kingdom, (ii) any Person organized, resident, or located in a Sanctioned Country, or (iii) any Person 50% or more owned or controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by any Governmental Entity, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, or His Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” means any actual or reasonably suspected (i) unauthorized access to, acquisition of, or use, disclosure, alteration, deletion, corruption, loss of, or unavailability of Personal Information or other Company confidential or sensitive information; (ii) material compromise of the confidentiality, integrity, or availability of the Company IT Systems; or (iii) ransomware, malware, phishing, denial-of-service attack, or other malicious code or security event that materially disrupts or degrades the operation of the Company IT Systems, in each case whether accidental, unlawful, or otherwise, and including any incident that requires notice to any Person under Privacy and Information Security Laws.

“Software” means any and all computer software, programs, applications, and code, in any form or medium, including source code, object code, firmware, and embedded software.

“Spreadsheet” means a spreadsheet in form and substance reasonably acceptable to Parent, to be delivered by the Company to Parent prior to the Closing (and thereafter in connection with issuances contemplated by this Agreement), setting forth, for each Company Stockholder, such holder’s name, the number and type, class or series of Company Capital Stock held by such holder, the Applicable Exchange Ratio for each such class or series of Company Capital Stock, the number of Parent Ordinary Shares represented by Parent ADSs issuable in respect of such shares at the Closing (or the applicable issuance), such holder’s Pro Rata Portion, and the number of Parent ADSs, if any, to be issued or paid to such holder at the Closing (or the applicable issuance) after giving effect to the Holdback Amount and the Stockholder Representative Expense Fund Amount, together with such other information as Parent may reasonably request.

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“Straddle Period” means any period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, when used with respect to another Entity, any Person that directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or economic interests of such Entity.

“Tax” means any and all federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs, duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, escheat, unclaimed property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes, including any interest, penalty, or addition thereto, in each case whether disputed or not.

“Tax Contest” means any audit, examination, other administrative proceeding or inquiry or judicial proceeding involving Taxes with a Governmental Entity.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any amendment thereof or attachment thereto.

“Total Merger Consideration” means an amount equal to: (a) the Closing Merger Consideration plus (b) to the extent earned, any Earnout Consideration plus (c) any portion of the Holdback Amount released to the Company Stockholders plus (d) any portion of the Stockholder Representative Expense Fund Amount released to the Company Stockholders.

“Trade Control Laws” means all applicable Sanctions, Ex-Im Laws, and anti-boycott Laws.

“Trademarks” means all trademarks, service marks, trade names, logos, and domain names, together with all goodwill associated therewith, and all applications and registrations for any of the foregoing.

“Trade Secrets” means all trade secrets and other confidential or proprietary information, including ideas, know-how, formulas, processes, techniques, research, and development information.

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“Transaction Expenses” means all fees, costs, and expenses incurred or payable by the Company in connection with the negotiation, preparation, execution, and delivery of this Agreement and the Contemplated Transactions, including (without limitation): (a) all fees and expenses of legal counsel, accountants, financial advisors, investment bankers, brokers, finders, and other advisors or service providers retained by the Company; (b) all filing, registration, or similar fees payable to any Governmental Entity in connection with the Contemplated Transactions; (c) any change of control, severance, retention, bonus, or other similar payments payable to any employee, officer, director, or consultant of the Company as a result of or in connection with Contemplated Transactions (including any related employer payroll or taxes required to be paid by the Company in connection with the foregoing); (d) any fees or expenses incurred in connection with obtaining any third-party consents required in connection with the Contemplated Transactions; (e) any bonuses, commissions or severance payable to any employee of the Company through the Closing Date; and (f) all fees, costs, and expenses incurred or payable by the Company in connection with obtaining the D&O Tail Policy pursuant to Section 5.12(b), to the extent such amounts remain unpaid as of immediately prior to the Closing.

“Transaction Tax Deductions” shall mean all deductions resulting from (a) Transaction Expenses, (b) any payment of the Closing Indebtedness Amount, and (c) any other fees, costs, and expenses incurred by or on behalf of the Company in connection with the transactions set forth in this Agreement and each of the other agreements, documents, certificates and instruments to be delivered hereunder; provided, that the parties hereto shall apply the safe harbor provided in Revenue Procedure 2011-29 with respect to any success-based fees for purposes of determining and allocating Transaction Tax Deductions.

“Transfer Taxes” means all sales, use, value-added, transfer, stamp, documentary, recording, conveyance, and similar Taxes, fees, or governmental charges (including any penalties, interest, and additions to Tax) imposed by any Governmental Entity in connection with the transfer of property or the Contemplated Transactions, but excluding any Taxes based on or measured by income, profits, or gains.

“VWAP of Parent ADS” means with respect to any period, the volume-weighted average price of one Parent ADS for such period, as reported by Bloomberg.

“WARN” or “WARN Act” means the United States Worker Adjustment and Retraining Notification Act, as amended, or any similar state or local Law.

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